SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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KB HOME

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KB HOME

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NOTICE OF 2008 KB HOME
ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
APRIL 3, 2008

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

March 5, 2008

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the 2008 Annual Meeting of Stockholders of KB Home at 9:00 a.m. Pacific Daylight Time on April 3, 2008 at our headquarters in Los Angeles, California.

The expected items of business for the meeting are described in detail in the attached Notice of 2008 Annual Meeting of Stockholders and Proxy Statement. We also will discuss our 2007 results and our plans for the future.

We look forward to seeing you on April 3.

Sincerely,

Jeffrey T. Mezger
President and Chief Executive Officer

Notice of 2008 Annual Meeting of Stockholders

Time and Date:	9:00 a.m. Pacific Daylight Time on Thursday, April 3, 2008.

Location:	10990 Wilshire Boulevard, Los Angeles, CA 90024.

Items of Business:	(1) Elect three directors, each to serve for a one-year term;

(2) Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2008;

(3) Consider two stockholder proposals, if properly presented at the meeting; and

(4) Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The accompanying Proxy Statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the meeting.

Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record on February 14, 2008.

Attending the Meeting:	If you plan to attend the meeting, you may be asked to present photo identification and you may be accompanied by only one guest. If you hold your shares of our common stock in a brokerage or similar account (in “street name”), you will need to bring a statement reflecting the shares you owned on February 14, 2008.

Proxy Voting:	Whether or not you expect to attend the meeting, please promptly complete and return the proxy card or voting instruction card you received to ensure that your shares will be represented. If you are a holder of record, you may also vote by using the telephone number or via the Internet web site address printed on your proxy card. If your shares are held in street name, you must vote your shares in the manner prescribed on the voting instruction card your broker or nominee provided to you.

Annual Report:	Copies of our Annual Report on Form 10-K for the fiscal year ended November 30, 2007, including audited financial statements, are being mailed to stockholders concurrently with this Proxy Statement. We anticipate that the mailing will commence on or about March 6, 2008.

Internet Availability of Materials:	This Notice of 2008 Annual Meeting of Stockholders and the accompanying Proxy Statement, a sample proxy card and our Annual Report on Form 10-K for the fiscal year ended November 30, 2007 may be viewed, printed and downloaded from the Internet at www.kbhome.com/investor/proxy.

By Order of The Board of Directors,

Wendy C. Shiba
Executive Vice President, General Counsel and
Corporate Secretary

Los Angeles, California
March 5, 2008

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024

Proxy Statement
for the
2008 Annual Meeting of Stockholders

To Be Held April 3, 2008

General Information

Why Did I Receive This Proxy Statement?

Your Board of Directors is furnishing this Proxy Statement to you to solicit your proxy to be voted at our 2008 Annual Meeting of Stockholders. The Annual Meeting is scheduled for Thursday, April 3, 2008, at the time and place and for the purposes set forth in the accompanying Notice of 2008 Annual Meeting of Stockholders. We anticipate that the mailing of this Proxy Statement to stockholders will commence on or about March 6, 2008.

Can I Attend the Annual Meeting?

You are cordially invited to attend the Annual Meeting. Please note that you may be asked to present photo identification and be subject to a security check, and that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. Also, due to space constraints, you may be accompanied by only one guest. Parking is available at the garage for the meeting location, which is accessed from Veteran Avenue.

Who is Entitled to Vote at the Annual Meeting?

Only holders of record of the 77,420,742 shares of our common stock outstanding at the close of business on February 14, 2008 are entitled to vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held. Our Grantor Stock Ownership Trust, established to assist us in meeting certain of our obligations to employees under our employee benefit plans, held 12,155,082 shares of our common stock for voting purposes as of February 14, 2008. These shares will be voted by the trustee of the Grantor Stock Ownership Trust in accordance with instructions received from employees who participate in certain of our employee benefit plans. There is no right to cumulative voting.

Who is a “Holder of Record”?

If your shares of our common stock are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered the “holder of record” of those shares. If your shares are held in a stock brokerage account or by a financial institution or other holder of record, you are considered the beneficial owner of those shares held in “street name.”

How Do I Vote?

If you are a beneficial owner, you have the right to instruct your broker, financial institution or other holder of record on how to vote your shares of our common stock by using the voting instruction card you received from them or by following their particular telephone and/or Internet voting instructions.

If you are a holder of record, you may vote the proxy card you received by mail, by telephone or via the Internet, as described below:

Mail.  Please promptly complete and return your proxy card in the postage-paid envelope provided.

Telephone.  Please call the toll-free telephone number listed on your proxy card. Telephone voting procedures have been established to verify your identity, to allow you to provide proxy voting instructions and to confirm that your instructions were accurately recorded. Please have your proxy card available when you call.

Internet.  Please visit the Internet web site address listed on your proxy card. As with telephone voting, Internet voting procedures have been established to verify your identity and to confirm your voting instructions. Please have your proxy card available when you visit the Internet web site address.

Telephone and Internet voting will be available to holders of record 24 hours each day until 11:59 p.m. Eastern Daylight Time on April 2, 2008. If you use the toll-free telephone number or the Internet to provide your proxy voting instructions, you do not need to mail in your proxy card.

Revoking Your Proxy Vote.  If you are a holder of record, you may revoke your proxy voting instructions made by mail, by telephone or via the Internet at any time before the exercise of those instructions at the Annual Meeting. To do so, you must send a revocation in writing to us in care of the Corporate Secretary, KB Home, 10990 Wilshire Boulevard, Los Angeles, California 90024.

If you are a beneficial owner, you may submit new voting instructions by contacting your broker, financial institution or other holder of record. You may also vote in person at the Annual Meeting as described in the next paragraph.

Voting In Person at the Annual Meeting.  Whether you are a holder of record or a beneficial owner, you may vote in person at the Annual Meeting, even if you have previously provided proxy voting instructions by mail, by telephone or via the Internet. If you are a holder of record, you may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares of our common stock, you must obtain a legal proxy from your broker, financial institution or other holder of record and present it with your ballot to be able to vote in person at the Annual Meeting.

What are the Voting Requirements to Elect the Director Nominees and to Approve Each of the Proposals in This Proxy Statement?

Under the laws of the State of Delaware, where we are incorporated, stockholders may take action at the Annual Meeting by voting their shares of our common stock as described above, provided a quorum is present. At least a majority of the outstanding shares of our common stock entitled to vote must be present or represented at the Annual Meeting to establish a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of establishing a quorum.

A “broker non-vote” arises when a broker, financial institution or other holder of record does not receive instructions from a beneficial owner and does not have the discretionary authority to vote on a particular item. Per current New York Stock Exchange rules, brokers have discretionary authority to vote on the election of directors and on the ratification of the appointment of our independent registered public accounting firm. Brokers do not, however, have discretionary authority to vote on the stockholder proposals in this Proxy Statement. Accordingly, broker non-votes will not be considered entitled to vote for those proposals and will have no effect on the outcome.

All shares of our common stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the proxy instructions given.

Because a proxy confers discretionary authority to vote on other matters that may properly come before the Annual Meeting, shares of our common stock represented by valid proxies will be voted in accordance with the judgment of Jeffrey T. Mezger, President and Chief Executive Officer, and Wendy C. Shiba, Executive Vice President, General Counsel and Corporate Secretary, who are the persons named as proxies on the proxy cards for the Annual Meeting, or their duly authorized designees.

Where no instruction is made on a signed proxy card with respect to any item submitted to a vote at the Annual Meeting, the shares of our common stock represented by the proxy card will be voted (a) for the election as directors of the three individuals named under the heading “Election of Directors” on pages 13-15 below, (b) for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2008, as discussed on page 16 below, and (c) against the two stockholder proposals in this Proxy Statement, if properly presented at the Annual Meeting, which are discussed on pages 17-21 below.

Election of Directors.  Per our Bylaws, each director nominee must receive a majority of votes cast in favor to be elected to the Board of Directors (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election). You may vote “for” all director nominees or you may vote “against” or “abstain” with respect to one or more of the director nominees. Shares of our common stock that are not present or represented at the Annual Meeting and abstentions will not affect the outcome of the election of directors.

Other Proposals in this Proxy Statement.  The affirmative vote of a majority of the shares of our common stock present or represented at the Annual Meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2008 and to approve each of the stockholder proposals in this Proxy Statement, if properly presented at the Annual Meeting. You may vote “for,” “against,” or “abstain” with respect to any of these proposals. Abstentions will have the same effect as an “against” vote.

Are the Notice of Annual Meeting, This Proxy Statement and the 2007 Annual Report on Form 10-K Available Online?

Yes. The accompanying Notice of 2008 Annual Meeting of Stockholders, this Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and a sample proxy card may be viewed, printed or downloaded from http://www.kbhome.com/investor/proxy.

Who Will Pay for This Proxy Solicitation?

We will pay the entire cost of soliciting proxies. In addition to use of the mail, proxies may be solicited by our officers, directors and other employees by telephone, facsimile, email or personal solicitation, and no additional compensation will be paid to such individuals. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. We have hired Georgeson Inc., a professional soliciting organization, to assist us in proxy solicitation and in distributing proxy materials to institutions, brokerage houses, custodians, nominees and other fiduciaries. For these services, we will pay Georgeson a fee of $8,500, plus reimbursement for out-of-pocket expenses.

Who Will Count the Vote?

A representative of our transfer agent, Mellon Investor Services LLC, will count the votes and act as an independent inspector of election for the Annual Meeting. Ms. Shiba will also act as an inspector of election.

Corporate Governance and Board Matters

Role of the Board of Directors

The Board of Directors (“Board”) is elected by our stockholders to oversee the management of our business and to assure that the long-term interests of our stockholders are being served.

Director Qualifications

We believe that our directors should possess the highest personal and professional ethics, integrity, judgment and values, and be committed to representing the long-term interests of our stockholders. Directors should also have an inquisitive and objective perspective, and be able and willing to dedicate the time necessary to Board and Board Committee service.

The Nominating and Corporate Governance Committee of the Board (“Nominating/Governance Committee”) regularly assesses the skills and characteristics of current and potential directors in view of the perceived needs of the Board at the time an assessment is made and may consider the following attributes, among others:

•	personal qualities, accomplishments and reputation in the business community;

•	financial literacy, financial and accounting expertise and significant business, academic or government experience in leadership positions or at senior policy-making levels;

•	geographical representation in areas relevant to our business;

•	diversity of background and personal experience;

•	fit of abilities and personality with those of current and potential directors in building a Board that is effective, collegial and responsive to the needs of our business; and

•	independence and an absence of conflicting time commitments.

Director Independence

We believe that a substantial majority of our directors should be independent. A director qualifies as independent unless the Board determines that he or she has a material relationship with us based on all relevant facts and circumstances. The Board makes independence determinations annually based on information supplied by directors and other sources, and on the prior review and recommendation of the Nominating/Governance Committee.

The Board’s independence determinations are guided by certain categorical standards contained in our Corporate Governance Principles. These standards are consistent with New York Stock Exchange listing standards, the national securities exchange on which our common stock is listed.

The Board has determined that all non-employee directors who served during our 2007 fiscal year and all current director nominees are independent under the Board’s director independence standards. Accordingly, Messrs. Stephen F. Bollenbach, Ronald W. Burkle, Timothy W. Finchem, Kenneth M. Jastrow, II, James A. Johnson, J. Terrence Lanni, Michael G. McCaffery, Leslie Moonves, and Luis G. Nogales and Ms. Melissa Lora are independent. Dr. Ray R. Irani, who served on the Board until November 1, 2007, was also independent. In addition, the Board has determined that all of the Board Committees are entirely composed of independent directors.

In making its independence determinations, the Board considered various transactions for goods and services that we entered into during our 2007 fiscal year with firms or organizations at which some of our non-employee directors served as executive officers. In each case, the transactions were in the ordinary course of our business and the business of the counterpart firm or organization and fell well within the categorical independence standards contained in our Corporate Governance Principles. In no case was a non-employee director deemed to have a direct or indirect material interest in the transactions. There were no transactions in which any of our non-employee directors participated in an individual capacity. The specific goods and services consisted of: hotel rooms obtained in connection with business travel and at standard market rates (Mr. Bollenbach (who served as Chief Executive Officer of Hilton Hotels Corporation through October 2007) and Mr. Lanni (who serves as Chief Executive Officer of MGM MIRAGE)); radio and billboard advertising expenditures at market rates to promote our business (Mr. Moonves (who serves as Chief Executive Officer of CBS Corporation)); building materials purchased at market prices (for which we received standard purchase rebates) for use in our homebuilding operations (Mr. Jastrow (who served as Chief Executive Officer of Temple-Inland Inc. through December 2007)); and event fees at market rates paid in connection with business-related activities (Mr. Finchem (who serves as Commissioner of the PGA TOUR)).

Corporate Governance Principles

In addition to containing our director independence standards, our Corporate Governance Principles provide the framework within which we conduct our business and pursue our strategic goals. The Nominating/Governance Committee regularly reviews our Corporate Governance Principles, and the full Board approves changes as it deems appropriate. Our Corporate Governance Principles are available on our website at http://www.kbhome.com/investor/corporategovernance.

Ethics Policy

We expect all of our directors and employees to follow the highest ethical standards when representing KB Home and our interests. To this end, all employees, including our senior executive management, and our directors must abide by our Ethics Policy. The Audit and Compliance Committee of the Board (“Audit Committee”) regularly reviews our Ethics Policy, and the full Board approves changes as it deems appropriate. The Board approved amendments to our Ethics Policy that became effective as of September 17, 2007. The Ethics Policy is available on our website at http://www.kbhome.com/investor/corporategovernance.

Board Meetings, Membership and Attendance

The Board held 10 meetings in our 2007 fiscal year. As of the date of this Proxy Statement, the Board has 11 members. In our 2007 fiscal year, each of our directors attended at least 75% of the aggregate number of meetings of the Board and the Board Committees on which he or she served. All directors are expected to attend our annual meetings of stockholders. All directors who were serving at the time attended our 2007 Annual Meeting of Stockholders, which was held on April 5, 2007.

Board Committees

The Board has three standing Board Committees: Audit; Management Development and Compensation (“Compensation Committee”); and Nominating/Governance. Each standing Board Committee assists the Board in fulfilling its responsibilities, as described below. The Board has adopted a charter for each standing Board Committee. Each charter is available on our website at http://www.kbhome.com/investor/corporategovernance.

The chart below shows the members of the standing Board Committees as of the date of this Proxy Statement and the number of meetings each Board Committee held during our 2007 fiscal year. Mr. Bollenbach, the Non-Executive Chairman of the Board, serves as an ex officio member of each standing Board Committee. Mr. Mezger, a director and our President and Chief Executive Officer (“CEO”), does not serve on any of the standing Board Committees.

Nominating/
Director	Audit		Compensation		Governance
Mr. Burkle	X				X

Mr. Finchem	X		X

Mr. Jastrow					X

Mr. Johnson					X

Mr. Lanni			X	*

Ms. Lora	X				X

Mr. McCaffery	X	*	X

Mr. Moonves					X *

Mr. Nogales	X		X

Number of Meetings:	9	(a)	7		5

X = Member * = Chair

(a)	Includes quarterly conference calls with our management to review our earnings releases prior to their issuance.

Audit and Compliance Committee.  The Audit Committee represents and assists the Board in fulfilling its responsibilities for oversight of our:

•	corporate accounting and reporting practices, including the quality and integrity of our financial statements and reports;

•	internal control over financial reporting and disclosure controls and procedures;

•	audit process, including the qualifications, independence, retention, compensation and performance of the independent registered public accounting firm employed for the purpose of preparing or issuing an audit report or performing audit, review, attestation or other services for us, and the performance of our internal audit department; and

•	compliance with legal and regulatory requirements and management of matters in which we have or may have material liability exposure.

The Audit Committee also oversees the preparation of a report for inclusion in our annual proxy statements and is charged with the duties and responsibilities listed in its charter. The Audit Committee’s report is included in this Proxy Statement on page 54 below. The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

The Board has determined that each current member of the Audit Committee is independent under our Corporate Governance Principles, New York Stock Exchange listing standards and Securities and Exchange Commission rules. The Board has also determined that each current member of the Audit Committee is financially literate under New York Stock Exchange listing standards, and that Ms. Lora, an independent director, qualifies as an “audit committee financial expert” under Securities and Exchange Commission rules.

Management Development and Compensation Committee.  The Compensation Committee represents and assists the Board with respect to:

•	the evaluation and compensation of our CEO and his direct reports;

•	oversight and approval of the general design of our executive compensation and benefit programs;

•	our efforts to attract, develop, promote and retain qualified senior executive talent; and

•	the evaluation and determination of non-employee director compensation.

The Compensation Committee oversees the preparation of the compensation discussion and analysis to be included in our annual proxy statements, recommends to the Board whether to so include the compensation discussion and analysis, and provides an accompanying report to be included in our annual proxy statements. The compensation discussion and analysis for this Proxy Statement is provided under the heading “Compensation Discussion and Analysis” on pages 25-35 below. The Compensation Committee’s accompanying report is on page 25 below. The Compensation Committee is also charged with the duties and responsibilities listed in its charter.

The Board has determined that each current Compensation Committee member is independent under our Corporate Governance Principles and New York Stock Exchange listing standards, is a “non-employee director” under Securities and Exchange Commission rules and is an “outside director” under Internal Revenue Code Section 162(m).

Overview of Executive Officer and Non-Employee Director Compensation Processes and Procedures.  Under our Bylaws, the Board has the authority to fix the compensation of our executive officers and non-employee directors. The Board has delegated this authority to the Compensation Committee to the extent provided in the Compensation Committee’s charter. In accordance with its charter, the Compensation Committee annually reviews and approves the goals and objectives relevant to our CEO’s compensation, evaluates his performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves our CEO’s incentive compensation based on the evaluation. The Compensation Committee also evaluates, in conjunction with our CEO, the performance of his direct reports and other senior executives, and reviews and approves their compensation.

The Compensation Committee exercises the Board’s authority with respect to our employee compensation and benefits plans (including our employee equity compensation plans) and policies, except to the extent that the Board, in its discretion, reserves its authority. This includes the authority to select eligible participants, recommend and approve grants and awards, set performance targets and other award eligibility criteria, approve an aggregate incentive pool for any annual or long-term incentive awards, interpret the plans’ terms, delegate certain responsibilities and adopt or modify as necessary any rules and procedures to implement the plans, including any rules and procedures that condition the approval of grants and awards. The Compensation Committee also periodically reviews our compensation and benefit plans and, from time to time, will recommend to the Board new plans or modifications to existing plans. The Compensation Committee’s exercise of this authority, including specific considerations applied and determinations made, with respect to the compensation and benefits awarded to our named executive officers under our plans is discussed under the heading “Compensation Discussion and Analysis” on pages 25-35 below.

The Compensation Committee, from time to time, reviews and makes recommendations to the Board regarding non-employee director compensation consistent with the goals of recruiting the highest caliber directors to serve on the Board, aligning directors’ and stockholders’ interests, and fairly paying directors for the work required to serve stockholder interests given our size, scope and complexity of operations.

In carrying out its duties with respect to executive officer and non-employee director compensation, the Compensation Committee seeks assistance from our management and an outside compensation consultant it has engaged directly, Semler Brossy Consulting Group LLC (“Semler Brossy”), as further described under the heading “Compensation Discussion and Analysis” on pages 25-35 below. Under its charter, the Compensation Committee may delegate to a subcommittee or to our management any duties and responsibilities as the Compensation Committee deems to be appropriate and in our best interests. However, under our Equity-Based Award Grant Policy, as further described on page 35 below, the Compensation Committee cannot delegate to our management the authority to grant equity-based awards.

Compensation Committee Interlocks and Insider Participation.  Messrs. Lanni and Nogales served on the Compensation Committee throughout our 2007 fiscal year. Messrs. Finchem and McCaffery each joined the Compensation Committee on April 5, 2007 and served through the remainder of our 2007 fiscal year. Dr. Irani served as the Chair of the Compensation Committee from the beginning of our 2007 fiscal year until April 5, 2007, and then served as a Compensation Committee member until November 1, 2007, when he resigned from the Board. No member of the Compensation Committee during our 2007 fiscal year was part of a “compensation committee interlock” as described under Securities and Exchange Commission rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.”

Nominating and Corporate Governance Committee.  The Nominating/Governance Committee represents and assists the Board in fulfilling its responsibilities by:

•	providing oversight of our corporate governance policies and practices;

•	identifying, evaluating and recommending to the Board individuals who are qualified to become directors, as further described under the heading “Consideration of Director Candidates” below; and

•	performing ongoing assessments of the Board’s size, operations, structure, needs and effectiveness.

The Nominating/Governance Committee also reviews and makes recommendations to the Board on proposed changes to our Restated Certificate of Incorporation and Bylaws, periodically assesses and recommends action with respect to our stockholder rights plan and other stockholder protections, reviews and approves or ratifies (as applicable) transactions in which we participate and in which certain related parties have a material interest (as further discussed under the heading “Certain Relationships and Related Party Transactions” on page 56 below), and is charged with the other duties and responsibilities listed in its charter.

The Board has determined that each current member of the Nominating/Governance Committee is independent under our Corporate Governance Principles and New York Stock Exchange listing standards.

Consideration of Director Candidates

The Nominating/Governance Committee is responsible for identifying and evaluating director candidates on the Board’s behalf. Director candidates may come to the attention of the Nominating/Governance Committee through current Board members or other persons. Candidates are evaluated at regular or special meetings of the Nominating/Governance Committee, and may be considered at any point during the year. The general qualifications for director candidates are described under the heading “Director Qualifications” on page 4 above.

The Nominating/Governance Committee has retained professional search firms from time to time to assist it with recruiting potential director candidates to the Board based on criteria the Nominating/Governance Committee provides to the firm. These firms help identify, evaluate and select director candidates and are typically paid an agreed upon fee plus expenses for their work. A professional search firm helped recruit Mr. Bollenbach to the Board in 2007.

Any security holder may recommend a director candidate for the Nominating/Governance Committee’s consideration by submitting the candidate’s name and qualifications to us in care of the Corporate Secretary at the address listed under the heading “Communications with the Board” on the next page. The Nominating/Governance Committee will consider director candidates recommended by a security holder in the same manner as it considers any other recommended candidates.

Executive Sessions of Non-Employee Directors

As part of the Board’s regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Mr. Bollenbach, the Non-Executive Chairman of the Board, is responsible for scheduling and chairing the executive sessions.

Communications with the Board

Any interested party may write to the Board or to any of the non-employee directors in care of our Corporate Secretary at KB Home, 10990 Wilshire Boulevard, Los Angeles, California 90024. The Corporate Secretary or the Assistant Corporate Secretary reviews all such written correspondence promptly upon receipt and will forward it, as they determine is appropriate, to a Board Committee Chair, an individual director and/or the Chairman of the Board. Directors who receive such correspondence determine, individually or with other directors and/or our management, whether and how to respond.

Director Compensation

Overview.  The Board sets non-employee director compensation based on recommendations from the Compensation Committee. The Compensation Committee has retained Semler Brossy to assist it with designing our compensation and benefit programs, including our non-employee director compensation program. Non-employee director compensation is currently provided under our 2003 Non-Employee Directors Stock Plan (“Director Plan”). Mr. Mezger is not paid for his service as a director.

Under the Director Plan, each non-employee director is entitled to receive an $80,000 cash retainer paid in $20,000 quarterly installments during a Director Year (the period between our annual meetings of stockholders) and 4,000 stock units that are granted on the date of each annual meeting of stockholders. Each of the Chairs of the Compensation Committee and the Nominating/Governance Committee is entitled to an additional retainer of 600 stock units. The Chair of the Audit Committee is entitled to an additional retainer of 1,000 stock units. A non-employee director who joins the Board or who becomes a Board Committee Chair during a Director Year is entitled to a pro-rated amount of the applicable compensation provided under the Director Plan based on the time remaining in the Director Year.

To promote greater alignment of non-employee director and stockholder interests, the Director Plan allows each non-employee director to elect to receive his or her Director Plan cash retainer in stock units or stock options, and to elect to receive his or her stock unit grant (or Board Committee Chair stock unit retainer grant, if applicable) in stock options. If a non-employee director elects to receive the Director Plan cash retainer in stock units, the director is granted an amount equal to the shares of our common stock that can be purchased with 120% of the retainer’s value based on the common stock’s grant date closing price. The additional incentive over the retainer’s cash value is intended to induce non-employee directors to elect stock units. If a non-employee director elects to the receive the Director Plan cash retainer in stock options, the stock options are granted in an amount equal to approximately four times the shares of our common stock that can be purchased with the retainer’s value based on the common stock’s grant date closing price. In the Board’s judgment, the four-to-one ratio represents an appropriate trade-off for selecting stock options in lieu of cash. If a non-employee director elects to receive any stock unit grants in stock options, the director is granted an amount equal to four times the number of stock units, reflecting what the Board believes is an appropriate trade-off for the greater potential volatility in the value of a stock option over time.

Director Plan Stock Units.  Each stock unit provides a right to receive the fair market value of a share of our common stock and a cash dividend equivalent payment at the same time and in the same amount as any cash dividend paid on our common stock. Based on each non-employee director’s election, Director Plan stock units will be paid out in cash only, with the amount paid equal to the aggregate stock units held multiplied by our common stock’s closing price on the last business day before the payment date. Director Plan stock units are paid out when a non-employee director leaves the Board.

Director Plan Stock Options.  If elected, all Director Plan stock options are granted to non-employee directors on the date of our annual meetings of stockholders with an exercise price equal to our common stock’s closing price on that date. The stock options are fully vested when granted and have a 15-year term. A non-employee director cannot exercise Director Plan stock options until the earlier of (a) the director’s acquisition and continued ownership of at least 10,000 shares of our common stock and/or Director Plan stock units and (b) the date the director leaves the Board. Director Plan stock options must be exercised within one year of the date a non-employee director leaves the Board. Based on each non-employee director’s election, Director Plan stock options will be paid out in cash only, with the amount paid equal to the positive difference between a stock option’s exercise price and the closing price of our common stock on the applicable exercise date. Accordingly, Director Plan stock options are equivalent in nature to stock appreciation rights.

Chairman Retainer and One-Time Service Payments.  In recognition of his additional responsibilities and service to the Board, Mr. Bollenbach, the Non-Executive Chairman of the Board, is entitled to receive an additional annual retainer of $300,000. Mr. Bollenbach may keep any Chairman retainer payment he receives if he is removed from the Board without cause. Also, in 2007 the Board approved a one-time $50,000 cash bonus payment to each member of an Audit Committee subcommittee that directed a review of employee stock option grants (“Review”). This Review is described in our Annual Report on Form 10-K for the fiscal year ended November 30, 2006. The subcommittee members were Messrs. Finchem and McCaffery and Ms. Lora.

Expenses.  We pay the non-employee directors’ expenses, including travel, accommodations and meals, associated with attending all Board and Board Committee meetings and each annual meeting of stockholders and any other activities related to our business. They do not receive any additional compensation for attending individual Board or Board Committee meetings or for attending our annual meetings of stockholders.

Our 2007 fiscal year non-employee director compensation is provided in the following table.

Director Compensation During Fiscal Year 2007

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)(a)	($)(b)	($)(b)	($)(c)	($)
Mr. Bollenbach	$225,000	$0	$108,755	$0	$333,755

Mr. Burkle	33,320	(1,026,256)	(2,606,087)	0	(3,599,023)

Mr. Finchem	61,826	(88,739)	0	16,390	(10,523)

Mr. Jastrow	59,282	(829,849)	0	13,545	(757,022)

Mr. Johnson	53,241	(1,364,321)	(3,016,948)	32,181	(4,295,847)

Mr. Lanni	24,526	(453,505)	0	0	(428,979)

Ms. Lora	72,112	(405,548)	0	9,960	(323,476)

Mr. McCaffery	66,102	(283,391)	(214,288)	13,545	(418,032)

Mr. Moonves	22,562	(393,014)	0	16,390	(354,062)

Mr. Nogales	55,080	(1,420,962)	(48,394)	0	(1,414,276)

Former Non-Employee Director
Dr. Irani	93,047	(1,738,968)	(1,094,079)	0	(2,740,000)

(a)	Fees Earned or Paid in Cash: Except as discussed in this footnote, the amounts reported in this column reflect the aggregate Director Plan stock unit dividend equivalent payments paid to non-employee directors during our 2007 fiscal year. Non-employee directors who have accumulated larger Director Plan stock unit holdings based on their tenure and their annual elections received higher aggregate dividend equivalent payments. The amount reported for Mr. Bollenbach reflects only the portion of his $300,000 annual Chairman retainer paid in our 2007 fiscal year. We will pay the remaining $75,000 prior to the date of the Annual Meeting. The respective amounts reported for Messrs. Finchem and McCaffery and Ms. Lora also include the one-time $50,000 payment each received for their service in directing the Review. The amount reported for Dr. Irani also includes the pro-rated annual cash retainer he was paid for his service in the 2007 Director Year corresponding to his resignation from the Board on November 1, 2007. Dr. Irani was the only non-employee director who elected to receive his 2007 Director Year annual retainer in cash. The 2007 Director Year began on April 5, 2007, the date of our 2007 Annual Meeting of Stockholders, and it ends on April 2, 2008.

(b)	Stock and Option Awards: The amounts reported in each of these columns reflect the aggregate compensation expense we recognized in our 2007 fiscal year for Director Plan stock unit and stock option awards, respectively, computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) (disregarding estimates of forfeitures related to service-based vesting conditions). Information used in determining these amounts can be found in Note 15 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007. The negative values reported in these columns are due to the decline in the market price of our common stock between November 30, 2006 and November 30, 2007. The Director Plan stock units and stock options were granted on April 5, 2007, the date of our 2007 Annual Meeting of Stockholders. Listed below are the respective Director Plan stock units and stock options granted to each non-employee director in accordance with their elections and the corresponding grant date fair value computed in accordance with SFAS 123(R).

			Grant Date
	Stock Units	Stock Options	Fair Value
Name	(#)	(#)	($)
Mr. Bollenbach	0	23,540	$455,264

Mr. Burkle	0	23,540	455,264

Mr. Finchem	6,263	0	265,676

Mr. Jastrow	6,263	0	265,676

Mr. Johnson	6,263	0	265,676

Mr. Lanni	6,863	0	291,128

Ms. Lora	6,263	0	265,676

Mr. McCaffery	0	27,540	532,624

Mr. Moonves	6,863	0	291,128

Mr. Nogales	6,263	0	265,676

Former Non-Employee Director
Dr. Irani	2,334	0	99,008

Mr. Lanni received an additional 600 stock units for his service as the Compensation Committee Chair and Mr. Moonves received an additional 600 stock units for his service as the Nominating/Governance Committee Chair. Mr. McCaffery received 4,000 stock options for his service as Audit Committee Chair by electing to receive his 1,000 stock unit retainer grant in stock options. As required under the Director Plan, Dr. Irani forfeited 1,666 stock units due to his resignation from the Board on November 1, 2007. All other stock unit and stock option amounts reflect the Director Plan cash retainer and stock unit grant the non-employee directors elected to receive in Director Plan stock units or, for Messrs. Bollenbach, Burkle and McCaffery, in Director Plan stock options.

Listed below are each respective non-employee director’s aggregate Director Plan stock unit and stock option holdings as of February 25, 2008.

			Total
	Stock Units	Stock Options	Holdings
Name	(#)	(#)	(#)
Mr. Bollenbach	0	23,540	23,540

Mr. Burkle	33,320	165,155	198,475

Mr. Finchem	13,392	0	13,392

Mr. Jastrow	37,454	0	37,454

Mr. Johnson	54,807	143,957	198,764

Mr. Lanni	26,242	0	26,242

Ms. Lora	23,678	0	23,678

Mr. McCaffery	9,201	73,609	82,810

Mr. Moonves	24,278	0	24,278

Mr. Nogales	56,646	2,130	58,776

Upon his resignation from the Board on November 1, 2007, and in accordance with his elections and the Director Plan’s terms, we paid Dr. Irani $1,591,801 for the 61,507 stock units he held on November 1, 2007 based on the $25.88 closing price of our common stock on that date. Dr. Irani also held 37,628 Director Plan stock options on November 1, 2007 with various exercise prices. Dr. Irani exercised 36,182 of these Director Plan stock options on January 18, 2008, and we paid him $186,760 in cash, the sum total of the respective positive differences between the Director Plan stock options’ exercise prices and the $18.52 closing price of our common stock on the exercise date. Dr. Irani has until October 31, 2008 to exercise his remaining 1,446 Director Plan stock options. If he exercises his remaining Director Plan stock options, we will pay Dr. Irani the sum total of the respective positive differences between the Director Plan stock options’ exercise prices and the closing price of our common stock on the exercise date.

(c)	All Other Compensation: The amounts reported in this column represent premium payments for the life insurance policies we maintain to fund charitable donations under the Directors Legacy Program, which is described below. Messrs. Bollenbach and Lanni do not participate in the program. No additional premium payments are currently required for the program donations for each of Messrs. Burkle and Nogales and Dr. Irani. In our 2007 fiscal year, we paid a total of $201,214 in life insurance premiums for all participants, including former directors. Premium payments vary depending on participants’ respective ages and other factors. The total dollar amount payable under the program at November 30, 2007 was $15,700,000. If all current participating directors were vested in the full donation amount, the total dollar amount payable under the program at November 30, 2007 would have been $17,300,000.

Directors Legacy Program.  We established a Directors Legacy Program in 1995 to recognize our and our directors’ interests in supporting worthy educational institutions and other charitable organizations. In making adjustments to our philanthropic activities, the Board elected in 2007 to close the program to new participants. Messrs. Bollenbach, Lanni and Mezger do not participate in the program. Under the program, we will make a charitable donation on each participating director’s behalf of up to $1,000,000 (up to $500,000 for a participating director who left the Board before January 1, 1999). A participating director may allocate the donation to up to five qualifying institutions or organizations. Directors vest in the full donation in five equal annual installments of $200,000, and therefore must serve on the Board for five consecutive years to donate the maximum amount. Donations are paid directly to designated organizations after a participating director’s death with proceeds from the life insurance policies we maintain on each participating director’s life. Participating directors and their families do not receive any proceeds, compensation or tax savings associated with the program.

Proposals To Be Voted On

Proposal 1:

Election of Directors

At the Annual Meeting, the Board will present as nominees and recommend to stockholders that Messrs. Bollenbach, Finchem and Lanni each be elected as directors to serve for a one-year term ending at our 2009 Annual Meeting of Stockholders. Each nominee is currently a director, has consented to being nominated and has agreed to serve as a director if elected. Messrs. Finchem and Lanni are standing for re-election. Mr. Bollenbach was appointed to the Board subsequent to our 2007 Annual Meeting of Stockholders. Should any of these nominees become unable to serve as a director prior to the Annual Meeting, the persons named as proxies on the proxy cards for the Annual Meeting will, unless otherwise directed, vote for the election of such other person as the Board may recommend in place of such nominee.

Mr. Johnson has decided to retire from the Board effective as of the date of the Annual Meeting, when his current term as a director expires. On the date of the Annual Meeting, the Board will have 10 members.

Vote Required

Under our Bylaws, the election of each director nominee will require a majority of votes cast at the Annual Meeting to be in favor of the nominee (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election).

Consistent with this director election standard, our Corporate Governance Principles require that each director nominee in an uncontested election at an annual meeting of stockholders receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. An “uncontested election” is one in which no director candidates on the ballot were nominated by a stockholder in accordance with our Bylaws. This election is an uncontested election.

Our Corporate Governance Principles also provide that a director nominee who fails to win election or re-election to the Board in an uncontested election is expected to tender his or her resignation from the Board. If an incumbent director fails to receive the required vote for election or re-election in an uncontested election, the Nominating/Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating/Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Your Board recommends a vote FOR the election to the Board of each of the nominees.

A brief summary of each nominee’s principal occupation, recent professional experience and their directorships at other public companies, if any, is provided below.

Stephen F. Bollenbach, age 65, was the Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, positions he held from May 2004 and February 1996, respectively. He retired from Hilton in October of 2007. Prior to joining Hilton, Mr. Bollenbach was Senior Executive Vice President and Chief Financial Officer for The Walt Disney Company from 1995 to 1996. Before Disney, Mr. Bollenbach was President and Chief Executive Officer of Host Marriott Corporation from 1993 to 1995, and served as Chief Financial Officer of Marriott Corporation from 1992 to 1993. From 1990 to 1992, Mr. Bollenbach was Chief Financial Officer of the Trump Organization. Mr. Bollenbach serves a director of Harrah’s Entertainment, Inc., Time Warner Inc., Macy’s, Inc. and American International Group, Inc. Mr. Bollenbach joined the Board as Chairman in 2007.

Timothy W. Finchem, age 60, has been Commissioner of the PGA TOUR since 1994. He joined the TOUR staff as Vice President of Business Affairs in 1987, and was promoted to Deputy Commissioner and Chief Operating Officer in 1989. Mr. Finchem served in the White House as Deputy Advisor to the President in the Office of Economic Affairs in 1978 and 1979, and in the early 1980’s, co-founded the National Marketing and Strategies Group in Washington, D.C. He joined the Board in 2005.

J. Terrence Lanni, age 64, has been Chairman of MGM MIRAGE since July 1995, and Chief Executive Officer from June 1995 to December 1999, and since March 2000. Before joining MGM MIRAGE, Mr. Lanni was President and Chief Operating Officer of Caesars World, Inc. from April 1981 to February 1995. Mr. Lanni has been a director since 2003.

Listed below are our other directors who will continue to serve on the Board following the Annual Meeting and their respective principal occupations, business affiliations and other information for at least the past five years.

Ron Burkle, age 55, is the founder and managing partner of The Yucaipa Companies, a private investment firm based in Southern California. Yucaipa specializes in acquisitions, mergers and management of large retail, manufacturing and distribution companies. Mr. Burkle has served as Chairman of the Board and controlling shareholder of numerous companies including Alliance Entertainment, Dominick’s, Fred Meyer, Ralphs and Food4Less. He is currently a member of the boards of Occidental Petroleum Corporation and Yahoo! Inc. He has been a director since 1995 and his current term expires in 2010.

Kenneth M. Jastrow, II, age 60, currently Non-Executive Chairman of Guaranty Financial Group Inc. and Forestar Real Estate Group Inc., served as Chairman and Chief Executive Officer of Temple-Inland Inc. from 2000 to 2007. Prior to that, Mr. Jastrow served as President and Chief Operating Officer in 1998 and 1999, Group Vice President from 1995 until 1998, and as Chief Financial Officer of Temple-Inland from November 1991 until 1999. Mr. Jastrow is also a director of MGIC Investment Corporation. He joined the Board in 2001 and his current term expires in 2009.

Melissa Lora, age 45, is the Chief Financial Officer of Taco Bell Corp., a position that she has held since 2001. Ms. Lora joined Taco Bell Corp. in 1987 and has held various positions throughout the company, most recently acting as Regional Vice President and General Manager from 1998 to 2000 for Taco Bell’s operations throughout the Northeastern United States. Ms. Lora joined the Board in 2004 and her current term expires in 2009.

Michael G. McCaffery, age 54, is the Chief Executive Officer of Makena Capital Management. From 2000 to 2006, Mr. McCaffery was President and CEO of the Stanford Management Company (SMC), which was established in 1991 to manage Stanford University’s financial and real estate investments. Previous to joining SMC, Mr. McCaffery was President and Chief Executive Officer of Robertson Stephens Investment Bankers from January 1993 to December 1999, and also served as Chairman from January 2000 to December 2000. Mr. McCaffery is a director of the Lucile Salter Packard Children’s Hospital, Thomas Weisel Partners Group, Inc., Western Technology Ventures, Savvian, LLC and RS Investment Trust, is a member of the Advisory Boards of Accel Ventures, Silver Lake Partners and Stanford University’s Graduate School of Business, and serves as a trustee for the Rhodes Trust. Mr. McCaffery was elected to the Board in 2003 and his current term expires in 2009.

Jeffrey T. Mezger, age 52, has been our President and Chief Executive Officer since November 2006. Prior to becoming President and Chief Executive Officer, Mr. Mezger served as our Executive Vice President and Chief Operating Officer, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in our southwest region, including Division President, Phoenix Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined us in 1993 as president of the Antelope Valley Division in Southern California. Mr. Mezger is a member of the executive board of the USC Lusk Center for Real Estate, is on the Policy Advisory Board for the Harvard Joint Center for Housing Studies, is a member of the California Business Roundtable and is a member of the Milken Institute California Advisory Council. He is also a member of the NAHB High Production Builders Council and has served as an officer on numerous boards of the NAHB. Mr. Mezger has been a director since 2006 and his current term expires in 2009.

Leslie Moonves, age 58, is President and Chief Executive Officer and a Director of CBS Corporation and most recently was Co-President and Co-Chief Operating Officer of Viacom, which title he held from June 2004 to December 2005. Mr. Moonves previously served as President and Chief Executive Officer of CBS from 1998 to 2004, and served as its Chairman from 2003 to 2005. He joined CBS in 1995 as President, CBS Entertainment. Prior to that, Mr. Moonves was President of Warner Bros. Television from 1993, when Warner Bros. and Lorimar Television combined operations. From 1989 to 1993, he was President of Lorimar Television. Mr. Moonves joined the Board in 2004 and his current term expires in 2010.

Luis G. Nogales, age 64, is the Managing Partner of Nogales Investors, LLC, a private equity investment firm. He was Chairman and Chief Executive Officer of Embarcadero Media, Inc. from 1992 to 1997, President of Univision Communications, Inc., from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a director of Southern California Edison Co., Edison International and Arbitron Inc. Mr. Nogales has been a director since 1995 and his current term expires in 2010.

Proposal 2:

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending November 30, 2008. During our 2007 fiscal year, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other audit-related services. See “Independent Auditor Fees and Services” on page 55 below. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

Although not required by our Restated Certificate of Incorporation or Bylaws, we are seeking stockholder ratification of Ernst & Young LLP as our independent registered public accounting firm. As we have done in prior years, we are doing so because we believe it is a matter of good corporate governance. If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required

Approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2008 requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

Your Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2008.

Proposal 3:

Stockholder Proposal

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, MA 01803-0900, the beneficial owner of 1,340 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal is set forth below, along with the recommendation of the Board that you vote AGAINST the proposal. We accept no responsibility for the accuracy of the proposal or the proponent’s supporting statement.

Stockholder Proposal

RESOLVED:  That the shareholders of KB Home (“Company”) request that the Board of Director’s Executive Compensation Committee adopt a Pay for Superior Performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;

•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;

•	Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and

•	Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

Proponent’s Supporting Statement

We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. We believe that the Pay for Superior Performance principle presents a straightforward formulation for senior executive incentive compensation that will help establish more rigorous pay for performance features in the Company’s Plan. A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals related to strategically selected financial performance metrics are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

We believe the Company’s Plan fails to promote the Pay for Superior Performance principle in several important ways. Our analysis of the Company’s executive compensation plan reveals the following features that do not promote the Pay for Superior Performance principle:

•	The company does not disclose whether it targets total compensation at, above or below market median.

•	The company lists performance metrics for the annual incentive plan but does not disclose any performance target information.

•	The company does not disclose the percentage breakdown of the components of its long-term incentive compensation.

•	Stock options are fixed-price only.

•	Restricted stock awards do not contain any performance features.

•	Performance units are based only on internal targets, and those targets are not disclosed.

We believe a plan designed to reward superior corporate performance relative to peer companies will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value. We urge shareholders to vote FOR our proposal.

Recommendation of the Board AGAINST the Proposal

Despite the title the proponent gives its compensation “principle,” it does NOT establish a pay-for-performance plan. Accordingly, your Board believes this proposal does not serve the best interests of KB Home or its stockholders and recommends a vote AGAINST it.

We share the proponent’s view that executive incentive compensation should appropriately reward performance that creates and sustains enterprise and stockholder value, and believe that this view is reflected in our current executive compensation philosophy and programs. These are discussed in detail below under the heading “Compensation Discussion and Analysis.”

However, by requiring us to set incentive compensation targets “at or below peer group median,” we believe implementing this proposal would seriously undermine incentive pay’s role in promoting value creation. We also believe it would severely impair our ability to attract, motivate and retain high-caliber executive talent. Indeed, we cannot conceive how offering to reward someone with just average or below-average pay for delivering above-average results would provide a true incentive for them to come to or stay with us, or motivate them to deliver such results. This is particularly true for exceptional executive talent in a highly competitive market for top-performing individuals.

In this respect, the proposal essentially fails to accomplish what its proponent asserts is a “critical design feature of a well-conceived executive compensation plan” — “a close correlation between the level of pay and the level of corporate performance.” In our view, restricting incentive compensation to a level below the level of performance required to earn it does not establish a “close correlation” between pay and performance. Therefore, we think the executive compensation approach in this proposal is clearly not “well-conceived,” even from the view of the proponent’s own standards.

We believe that our current executive compensation programs and practices provide primarily performance-based pay consistent with the proponent’s compensation “principle,” while enabling us to remain competitive in attracting, motivating and retaining quality executive talent. For instance, as further discussed in the “Compensation Discussion and Analysis” on pages 25-35 below, 80-to-90 percent of the total compensation paid to our named executive officers is variable and based on their achieving individual and company performance goals. In addition, long-term incentive compensation grants to our named executive officers for the two most recent fiscal years consisted almost entirely of performance-vesting awards. This included a restricted stock grant to the CEO that vests only to the extent that our total stockholder return over a three-year period achieves specified thresholds relative to a peer group, and it may not vest at all if a specified minimum threshold is not achieved. At the same time, we have retained a solid management team that successfully achieved operational, cash flow and other financial objectives in the 2007 fiscal year during an unexpectedly severe downturn in the housing industry.

We also believe that the “Compensation Discussion and Analysis” on pages 25-35 below, contains much of the performance-based information the proponent claims is lacking in our disclosures. This includes disclosure of (a) named executive officer total compensation targets, (b) performance target information, (c) the percentage breakdown of long-term incentive compensation components, and (d) the rationale behind the nature and mix of compensation paid to the named executive officers.

Vote Required

Approval of this stockholder proposal requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the Annual Meeting. However, the proposal is a request to the Board to consider a matter. If the proposal passes, the Board may consider, in its business judgment, whether to take the requested action or not, but it is not legally obligated to do so.

Your Board recommends that you vote AGAINST this proposal.

Proposal 4:

Stockholder Proposal

The Trowel Trades S&P 500 Index Fund, 1776 Eye Street, N.W., 5th Floor, Washington, D.C. 20006, the beneficial owner of 2,377 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal is set forth below, along with the recommendation of the Board that you vote AGAINST the proposal. We accept no responsibility for the accuracy of the proposal or the proponent’s supporting statement.

Stockholder Proposal

RESOLVED:  that the shareholders of KB Home (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include Employment Agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

Proponent’s Supporting Statement

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

The company’s 10-Q statement filed on April 9, 2007, showed the level of shareholder support for this proposal — 54,800,388 shares (85%) voted in favor of it, 9,235,575 shares (14%) opposed it and 352,797 shares abstained.

The Company’s 10-Q statement filed on October 10, 2007, stated that in response to this vote, the Company’s Compensation Committee “has adopted an overall executive severance policy for non-change of control situations that it believes is consistent with the spirit of the proposal while still allowing us to remain competitive in the market for executive talent.” (Emphasis supplied.) The statement also reveals that: “Furthermore, the vesting of all equity awards and other long term incentive awards will continue to be governed by the terms of those awards.” (Emphasis supplied.) The statement does not address whether gross up payments for tax liabilities will be paid, although it expresses “concern” over how our proposal defines benefits.

We respectfully disagree that these measures are consistent with the spirit of our proposal. The exclusion of severance payments in change of control situations is the most obvious departure. The 2007 proxy statement reveals that if our Chief Executive Officer is terminated following a change in control “he will be entitled to receive 300% of his salary plus 300% of his average annual bonus for the prior three years, but in no event more than $12 million.”

For these reasons, we urge shareholders to vote in favor of this proposal and send the Board of Directors a message that we want meaningful reform of future severance agreements.

Recommendation of the Board AGAINST the Proposal

Recently, your Board adopted a new severance policy that we believe is substantially consistent with the advisory proposal. This action was taken in response to stockholders’ approval of this advisory proposal at our 2007 Annual Meeting of Stockholders after careful consideration and a review of executive severance policies at peer homebuilding companies and other similarly sized public companies.

Severance payments under the new policy would be well below the 2.99 times limit in the advisory proposal: two times base salary and average bonus for top executives, and one times base salary and average bonus for certain other senior executives. Importantly, the “average bonus” amount is limited to the lower of (a) average bonus for the past three fiscal years or (b) three times or two times base salary, depending on seniority. The CEO’s Employment Agreement further limits his severance payment by capping the overall amount at $6 million. If eligible for his severance payment under his Employment Agreement, the CEO is also entitled to receive a cash payment equal to a pro rata portion of his average bonus for the past three fiscal years, with the pro rata amount based on the number of calendar days he served as an employee in the fiscal year in which an eligible termination occurs divided by 365. However, he is not entitled to this cash payment if our pre-tax income for the four fiscal quarters immediately prior to the date his employment terminates, in the aggregate, is negative.

This limited severance will not be paid to executives, including the CEO, whose employment we terminate for cause or who leave voluntarily.

This new policy applies to all executive employment terminations other than those following a change-in-control, which remain governed by our existing change-in-control severance plan.

Severance under the change-in-control plan is limited to two times base salary and average bonus for senior executives and one times base salary and average bonus for other executives, multiples well below the 2.99 times limit in the advisory proposal. “Average bonus” under the change-in-control plan is the average bonus earned for the past three fiscal years.

The change-in-control severance plan has a “double-trigger,” ensuring that severance is not paid unless both of the following occur: (a) there is a change-in-control and (b) within 18 months following that change-in-control, an executive’s employment is terminated other than for cause or disability or the executive voluntarily leaves for good reason.

The CEO’s Employment Agreement has a more restrictive double trigger for change-in-control severance. Severance is paid only if, as part of a change-in-control, the CEO’s employment is terminated at the request of the other party or as part of the merger or similar agreement effecting the change in control. If this more restrictive double trigger occurs, the CEO would be eligible to receive a severance payment under this agreement equal to three times his base salary and average annual bonus, with the overall payment capped at $12 million.

These severance arrangements would not affect any rights that our executives may have under other benefit plans, including retirement, long-term incentive and stock plans. This is perhaps the main difference between our current severance arrangements and the type of policy outlined in the advisory proposal. If an executive’s employment is terminated without cause, and if the executive’s severance payment plus the value of the executive’s other rights under our benefit plans exceeds the advisory proposal’s 2.99 times cap, the advisory proposal’s policy would require us to obtain stockholder approval in order to pay the executive amounts the executive had earned or was otherwise entitled to under these plans, including stock plans already approved by stockholders. This potentially punitive policy would devalue these benefits for all of our executives because the benefits they earned through their service to us could be forfeited anytime without any fault on their part. This severe result is much more restrictive than the typical severance arrangements offered by other companies that compete with us for executive talent and would therefore hamper our efforts to recruit and retain top-quality employees. Perversely, the advisory proposal would probably require us to increase executive compensation in order to offset the higher forfeiture risk of the advisory proposal’s policy.

Our severance arrangements are discussed in more detail in this Proxy Statement under the heading “Employment Agreements and Potential Payments upon Termination of Employment or Change in Control” on pages 44-47 below and these arrangements are filed with our periodic reports to the SEC.

We have listened to our stockholders, carefully considered these issues and believe the combination of the new severance policy and the existing change-in-control severance policy represents a thoughtful and responsible approach to severance arrangements.

Vote Required

Approval of this stockholder proposal requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the Annual Meeting. However, the proposal is a request to the Board to consider a matter. If the proposal passes, the Board may consider, in its business judgment, whether to take the requested action or not, but it is not legally obligated to do so.

Your Board recommends that you vote AGAINST this proposal.

Ownership of KB Home Securities

Ownership of Directors and Management

The following table lists, as of February 25, 2008, the beneficial ownership of our common stock by each director and each of the executive officers named in the “Summary Compensation Table” on page 35 below, and by all current directors and executive officers as a group. Except as stated in footnote (c) to the table, beneficial ownership is direct and each director and executive officer has sole voting and investment power over his or her shares.

The non-employee directors’ equity-based holdings under the Director Plan are set forth on page 12 above and are not reflected in the table below.

	Amount and Nature
	of Beneficial	Percent
Non-Employee Directors	Ownership (a - c)	of Class
Mr. Bollenbach	—	*

Mr. Burkle	1,000	*

Mr. Finchem	—	*

Mr. Jastrow	—	*

Mr. Johnson	—	*

Mr. Lanni	—	*

Ms. Lora	2,043	*

Mr. McCaffery	—	*

Mr. Moonves	—	*

Mr. Nogales	7,400	*

Named Executive Officers

Jeffrey T. Mezger	1,942,053	2.1%

Domenico Cecere	186,789	*

William R. Hollinger	259,404	*

Glen W. Barnard	58,170	*

Kelly K. Masuda	50,005	*

All directors and executive officers as a group (17 people)	2,517,364	2.8%

(a)	Included are shares of common stock subject to acquisition within 60 days of February 25, 2008 through the exercise of stock options granted under our employee equity compensation plans in the following amounts: Mr. Mezger 1,520,606; Mr. Cecere 168,800; Mr. Hollinger 174,058; Mr. Barnard 52,667; Mr. Masuda 43,334; and all current executive officers as a group 2,039,465.

(b)	Included are shares of restricted common stock in the following amounts: Mr. Mezger 159,343; Mr. Cecere 7,741; Mr. Hollinger 2,500; Mr. Barnard 2,000; Mr. Masuda 2,000; and all current executive officers as a group 173,584.

(c)	Ms. Lora holds 2,043 shares of our common stock in a trust in which she and her spouse are trustees and sole beneficiaries and over which they jointly exercise voting and investment power.

*	Denotes less than one percent ownership.

Beneficial Owners of More Than Five Percent of Our Common Stock

The information below shows each person or entity known to us as of February 25, 2008 to be the beneficial owner of more than five percent of our common stock:

	Amount and Nature
	of Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class
KB Home Grantor Stock Ownership Trust (a)	12,148,482	13.6%
Wachovia Executive Benefits Group One West Fourth Street - NC 6251 Winston-Salem, North Carolina 27101

FMR LLC and Edward C. Johnson 3d (b)	11,589,788	12.9%
82 Devonshire Street Boston, Massachusetts 02109

AXA Financial, Inc., et al. (c)	10,006,055	11.2%
1290 Avenue of the Americas New York, NY 10104

(a)	The KB Home Grantor Stock Ownership Trust (“GSOT”) holds all of the shares of our common stock reported above pursuant to a trust agreement with Wachovia Bank, N.A., as trustee, in connection with the prefunding of certain of our obligations to employees under our employee benefit plans. Both the GSOT and the trustee disclaim beneficial ownership of the shares reported. The trustee has no discretion over the manner in which the shares of our common stock held in the GSOT are voted. The trust agreement for the GSOT provides that, as of any given record date, employees who hold unexercised options under our employee equity compensation plans will determine the manner in which shares of our common stock held in the GSOT are voted.

The trustee will vote the shares of our common stock held in the GSOT in the manner directed by those eligible employees who submit voting instructions for the shares. The number of shares of our common stock as to which any one employee can direct the vote will depend upon how many employees submit voting instructions to the trustee. Employees who are also directors are excluded from voting; accordingly, Mr. Mezger may not direct the vote of any shares in the GSOT. If all eligible employees submit voting instructions to the trustee, the other named executive officers who are employed by us at the date of the Annual Meeting will have the right to direct the vote of the following amounts of the shares of our common stock held in the GSOT (which, for each eligible named executive officer, include both the stock options reported above in the “Beneficial Ownership of Directors and Management” table and stock options granted to them under our employee benefit plans that do not vest within 60 days of February 25, 2008): Mr. Cecere 1,114,047, Mr. Hollinger 1,148,343, Mr. Barnard 352,216, Mr. Masuda 293,514, and all current executive officers as a group (excluding Mr. Mezger) 2,908,119. The trust agreement for the GSOT provides that all voting for the GSOT received by the trustee will be held in confidence and will not be disclosed to any person, including to us.

(b)	The stock holding information reported in the table above and in this footnote is based solely on an amendment to Schedule 13G dated February 14, 2008 that FMR LLC filed with the Securities and Exchange Commission to report beneficial ownership of FMR LLC (f/k/a FMR Corp.) and Mr. Edward C. Johnson 3d, FMR LLC’s Chairman, as of December 31, 2007. The shares are beneficially owned by the following direct or indirect wholly-owned subsidiaries of FMR LLC: (i) Fidelity Management & Research Company (11,530,567 shares), and (ii) Pyramis Global Advisors Trust Company (53,921 shares); and by Fidelity International Limited (5,300 shares), an entity of which Edward C. Johnson 3d is Chairman and in which his family owns an indirect interest. FMR LLC and Mr. Edward C. Johnson 3d have sole dispositive power as to all of the shares reported, and FMR LLC has sole voting power as to 59,221 shares.

(c)	The stock holding information reported in the table above and in this footnote is based solely on amendment to Schedule 13G dated February 14, 2008 that AXA Financial, Inc., et al. filed with the Securities and Exchange Commission pursuant to a joint filing agreement to report beneficial ownership as of December 31, 2007. The shares are beneficially owned by the following AXA Financial, Inc. subsidiaries: AllianceBernstein L.P., an investment advisor, and AXA Equitable Life Insurance Company, an insurance company and an investment advisor. Of the amount reported as beneficially owned, (i) AllianceBernstein L.P. had sole voting power as to 6,468,637 shares of our common stock, had shared voting power as to 976,179 shares, had sole dispositive power as to 10,003,800 shares and had shared dispositive power as to 16 shares; and (ii) AXA Equitable Life Insurance Company had sole voting power as to 2,200 shares of our common stock and had sole dispositive power as to 2,239 shares. AXA is a parent holding company for AXA Financial, Inc. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurances Mutuelle, as a group (collectively, “Mutuelles AXA”), are the parent holding company that controls AXA. The address of Mutuelles AXA is 26, rue Drouot, 75009 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France.

Stock Ownership Requirements

We have established stock ownership requirements for our non-employee directors and senior management to better align their interests with those of our stockholders. Our Corporate Governance Principles require each of our non-employee directors to own at least 5,000 shares of our common stock or common stock equivalents within three years of joining the Board. Our Executive Stock Ownership Policy applies to members of our senior management team and requires executives at various levels to own a number of shares whose value is equivalent to a range of one-to-five times base salary. Executives are expected to demonstrate meaningful progress toward satisfying their applicable requirement and to comply fully within five years of becoming subject to the policy, or be subject to consequences for non-compliance. The policy, as it pertains to our named executive officers, is discussed in additional detail under the heading “Equity Stock Ownership Policy” on page 34 below.

Executive Compensation

Management Development and Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the following “Compensation Discussion and Analysis” with KB Home management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Management Development and Compensation Committee

J. Terrence Lanni, Chairman
Timothy W. Finchem
Michael G. McCaffery
Luis G. Nogales

Compensation Discussion and Analysis

Overview

We believe our KBnxt operational business model provides us with a distinct competitive advantage over other homebuilders. This disciplined, fact-based and process-driven approach to homebuilding, founded on a constant and systematic assessment of consumer preferences and market opportunities, is designed to generate operational efficiencies and return on investment for our business.

We also believe that our success depends on our having a talented and dedicated workforce. Therefore, our compensation and benefit programs aim to attract, motivate and retain the best people and to maximize, through an appropriate investment of resources, their contributions in creating enterprise and stockholder value. To accomplish these goals, we design our compensation and benefit arrangements to appropriately reward the contributions our people make, taking into account the following: their specific roles, responsibilities, experience and skill sets; individual performance; the market rate for comparable jobs; the existing business environment; and our overall financial and operational results. We believe our linking the compensation and benefits we provide to contributions that enhance enterprise and stockholder value establishes a clear alignment between the interests of our employees and our stockholders. We also promote an alignment of employee and stockholder interests by paying a greater proportion of variable (i.e., performance-based) cash and equity-based compensation to our employees as their specific duties and responsibilities increase.

The above goals and considerations provide the basis for our executive compensation philosophy and the specific compensation and benefit arrangements we have with our named executive officers (“NEOs”). Short- and long-term NEO compensation is based primarily on each NEO’s individual performance in achieving meaningful financial and/or operational objectives and metrics that create and sustain enterprise and stockholder value. NEO compensation and benefits are also based on our overall financial results and on our judgment of what we believe is necessary to attract, motivate and retain high caliber individuals in a highly competitive market for senior executive talent. In keeping with our focus of aligning our compensation arrangements with stockholder interests, a significant proportion of NEO compensation is variable and equity-based in nature.

Executive Compensation Oversight.  The Compensation Committee, with support from our management and outside advisors, oversees our executive compensation and benefit programs, including the specific compensation and benefit arrangements we have with our NEOs. The Compensation Committee evaluates and, as necessary, adjusts these compensation and benefit arrangements to ensure consistency with our compensation and benefit programs’ goals.

Compensation Committee Role.  In addition to providing general oversight, the Compensation Committee annually reviews and approves goals and objectives for our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves our CEO’s compensation based on that performance evaluation, as discussed under the heading “Overview of Executive Officer and Non-Employee Director Compensation Processes and Procedures” on page 7 above. The Compensation Committee also reviews and approves the compensation of the other NEOs.

Compensation Committee Consultant Role.  Semler Brossy Consulting Group LLC serves as the Compensation Committee’s independent compensation consultant, providing advice and perspective to the Compensation Committee on executive and non-employee director compensation and benefits. Under the Compensation Committee’s charter, and to maintain its independence and avoid any conflict of interests, Semler Brossy may not work for our management unless the Compensation Committee pre-approves any such work, including fees.

CEO and Management’s Role.  The Compensation Committee frequently asks for input and support from our management, including our CEO, our Senior Vice President, Human Resources and our Executive Vice President, General Counsel and Secretary and their respective staffs, particularly regarding compensation and benefit plan design and implementation, feedback from employees, and compliance and disclosure requirements. At the request of the Compensation Committee, the CEO reviews and discusses the compensation of the other NEOs and makes recommendations to the Compensation Committee as to annual base salary and short- and long-term incentive compensation awards. Our management is responsible for implementing our compensation and benefit programs under the Compensation Committee’s oversight. Our management has recently retained a compensation consultant, Towers Perrin, for the purpose of providing compensation and benefits related information, analysis and support.

The following discussion provides additional information and analysis regarding our executive compensation and benefits program and the specific compensation and benefit arrangements we have with our NEOs.

NEO Compensation Elements Overview

Compensation Element	Purpose / Description

Base Salary	Provide competitive fixed income for performance of day-to-day position responsibilities. Consists of semi-monthly cash payments.

Short-Term Incentives	Build accountability and reward achievement of annual goals that support short-term business objectives. Consists primarily of cash payments made after the relevant fiscal year.

Long-Term Incentives	Promote retention and provide link between executive compensation and stockholder value creation over a multi-year period. Consists primarily of the following equity-based awards, which are either cash-or stock-settled:

• Stock Options/Stock Appreciation Rights (“SARs”)	Provide compensation tied to the price of our common stock and paid in stock or cash. The awards have no value if our common stock price falls below the grant price.

• Restricted Stock/Phantom Shares	Provide equity-based compensation tied to the performance of our common stock price to promote retention and to mitigate cyclical industry/market volatility associated with stock options/SARs.

Executive Benefits	The following provide competitive health and welfare support to enhance recruitment and promote retention:

• Executive Life Insurance	Provide a death benefit to an executive’s designated beneficiary through company-owned and/or company-paid term life insurance.

• Retirement Plan (closed)	Contribute to financial security upon retirement through an annuity benefit. Not all of our NEOs participate in this plan and no new participants have been added to the plan since 2004.

• Deferred Compensation Plan	Permits deferred receipt of earned compensation into a non-qualified savings plan similar to our 401(k) Savings Plan. Amounts deferred under this plan and the 401(k) Savings Plan are eligible for a dollar-for-dollar company matching contribution up to an aggregate amount of six percent of base salary.

• Executive Health Benefits	Provide 100% reimbursement of out-of-pocket medical, dental and vision expenses.

Discontinued Perquisites	Perquisites previously made available to all NEOs included automobile allowances, company-paid automobile fuel cards, and reimbursement of expenses for automobile insurance, annual financial planning and tax preparation services, and one-time estate planning services. These perquisites were discontinued in mid-2007.

Mix of Compensation Elements.  For our NEOs, we maintain a mix of market-competitive fixed compensation and benefits coupled with variable incentive pay that depends on individual and company performance. As a result, the compensation paid to each NEO can vary from the compensation paid to other NEOs in a given year and from the compensation paid to the same NEO in other years depending on individual performance evaluations and our results of operations. Individual performance evaluations are conducted as part of an annual merit and salary review process that the Compensation Committee oversees.

The Compensation Committee uses it own judgment when establishing the mix of compensation elements it approves for our NEOs in any given year, taking into account individual and company performance and market survey data, rather than following a set formula or a specific percentage allocation to each element. Consistent with our focus on aligning our compensation arrangements with stockholder interests, the Compensation Committee has generally weighted NEO and other senior executive compensation significantly toward variable, performance-based short-term and long-term vehicles.

Reflecting the Compensation Committee’s approach, over the past several years, approximately 90% of the CEO’s and 80% of other senior executives’ compensation has been variable and based on individual and company performance. In our 2007 fiscal year, approximately 95% of the CEO’s and 85% of other senior executives’ compensation was variable and based on performance because we granted a greater-than-usual number of long-term incentive grants, as further discussed under the heading “CEO and Other NEO Compensation Decisions” on pages 29-33 below.

Short-term variable compensation consists of cash incentives and is used to reward performance in attaining current-year objectives. Long-term variable compensation consists of equity-based awards and is used to reward performance in achieving multi-year strategic objectives and to motivate and retain executives. To reflect the CEO’s key role in setting and executing long-term business strategies, the Compensation Committee has generally awarded the CEO a higher proportion of long-term incentives when compared to the other NEOs.

Our management has prepared tally sheets for the Compensation Committee that set forth the mix of existing NEO compensation components. The Compensation Committee used the tally sheets in making decisions with respect to the compensation components.

Key Considerations in 2007

In 2007, we faced challenging market conditions of unusual severity. Several factors weighed on the entire housing industry, including a persistent oversupply of new and resale homes available for sale that reached historically high levels, increased foreclosure activity, heightened competition for home sales, reduced home affordability, turmoil in the mortgage and credit markets, and decreased consumer confidence in purchasing homes. These are discussed in greater detail in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007.

The Compensation Committee established annual incentive compensation objectives for our NEOs and other senior executives shortly after the beginning of our 2007 fiscal year that were generally designed to further the following business and financial objectives in alignment with the strategic priorities we had set for the year: (a) enhance our balance sheet; (b) improve our gross and pre-tax margins; (c) adjust our strategies to align with the market environment; (d) optimize our land pipeline and reduce our inventory; and (e) execute our KBnxt operational business model.

Given the difficult business environment, our strategic priorities for 2007 were to solidify our financial position and to reposition our business consistent with the disciplines of our KBnxt operational business model. Based on these priorities, we focused on generating cash flow during the year by converting our backlog of sold homes into revenue and strategically converting operating assets into cash, which enabled us to reduce our debt levels. We also reviewed our market positions, community counts and overhead requirements during the year and curtailed our investments where it made financial or strategic sense to do so, including consolidating or exiting underperforming markets. In positioning our business for the future, we intensified our focus on our core customer base by introducing newly designed, smaller, more affordable homes in our active communities at price points calibrated to median income levels to attract these homebuyers, while continuing to invest in our KB Home Studios to provide our homebuyers with a customized approach that we believe uniquely differentiates us from other homebuilders. We also took steps to reengineer our home designs and restructure our supplier and subcontractor relationships to lower production costs and cycle times.

These strategic initiatives and the sale of our French operations near the recent market peak in that country yielded tangible results in our 2007 fiscal year, including:

•	generating $1.2 billion of cash from operating activities;

•	reducing debt levels by $759 million at November 30, 2007 compared to the prior year;

•	improving our debt-to-capital ratio, net of cash, to 31% at November 30, 2007 from 43% at November 30, 2006; and

•	increasing our cash balance by $625 million to $1.3 billion at November 30, 2007.

The specific accomplishments of our NEOs with respect to these objectives are discussed further on pages 29-30 below.

Use of Market Data

The Compensation Committee considers survey and peer group data as one factor in setting NEO compensation. This information gives the Compensation Committee a general sense of whether our NEO compensation is reasonable and competitive relative to the compensation paid to executives with similar responsibilities at companies that we consider to be similar to us based on revenues or nature of operations. Although comparisons to compensation levels at other companies are helpful in assessing the overall competitiveness of our compensation program to attract and retain executive talent, the Compensation Committee does not target compensation at any specified level within a general industry or peer group. Other factors the Compensation Committee considers in making NEO compensation decisions include responsibilities unique to our business operations, individual performance and the requirements of our KBnxt operational business model.

In 2007, the Compensation Committee considered aggregated survey data for general industry executive compensation published by Towers Perrin, Mercer LLC and Watson Wyatt Data Services for companies with annual revenues ranging from $2 billion to $10 billion. The Compensation Committee considered this survey data because it believes we compete against companies both within and outside our own industry to fill many of our top management positions.

The Compensation Committee also considered data from the public companies listed below, which we consider to be our peer group. Our peer group consists of companies that are engaged, as we are, in high production home building. Our annual revenues approximate the group median.

• Beazer Homes	• Lennar Corporation	• Ryland Group
• Centex Corporation	• MDC Holdings	• Standard Pacific
• DR Horton	• NVR Incorporated	• Toll Brothers
• Hovnanian Enterprises	• Pulte Homes

CEO and Other NEO Compensation Decisions

The terms of our CEO’s compensation are governed by his Employment Agreement dated February 28, 2007 (“Employment Agreement”). The Compensation Committee and the Board approved the Employment Agreement following Mr. Mezger’s promotion from Executive Vice President and Chief Operating Officer in November 2006. The Employment Agreement was designed to motivate and retain our CEO, who provided critically-needed leadership, strategic direction, and stability by agreeing to assume the role following the abrupt departure of key senior executives and during a period of turbulent business conditions. The Board believes the Employment Agreement provides compensation that is in line with CEO compensation practices in the homebuilding industry.

In determining the level of base salary and the short- and long-term incentives provided to our NEOs in 2007, the Compensation Committee balanced our financial and operational results given the existing business environment with individual performance and the need to motivate and retain our executive talent pool.

Base Salaries.  Base salary is a fixed element of compensation for our CEO and our other NEOs. The Compensation Committee annually reviews and may approve base salary adjustments based on projected market trends and our performance. Base salaries were also adjusted in 2007 for promotions when they occurred.

Our CEO’s Employment Agreement sets his annual base salary at no less than $1,000,000. The Board believes this is appropriate given Mr. Mezger’s lifelong experience in the homebuilding industry and fourteen years with us, including his seven-year tenure as our Chief Operating Officer preceding his promotion to CEO. It also is consistent with the median of CEO base salaries paid by our peer group.

Base salaries for the other NEOs reflect a number of factors, including each NEO’s experience and specific role in our business, individual performance evaluations and expectations, our current and expected financial results, equity of salary relative to similar executives who are not NEOs, an assessment of market rates with respect to each NEO’s responsibilities to ensure competitiveness, and our general budgetary guidelines for base salary increases as set by the Compensation Committee. For 2007, the Compensation Committee set annual base salary merit increases for our NEOs other than the CEO of between three and four percent. The Compensation Committee believes these increases represent an appropriate balance between our recent operational results, expected future business conditions and the need to maintain competitive levels of pay to promote retention. Additional one-time base salary increases were provided to Messrs. Cecere and Hollinger in January 2007 in consideration of their respective promotions.

Annual Incentives and Discretionary Bonuses.  In 2007, Mr. Mezger was eligible for a performance-based annual incentive award based on a specified percentage of our pre-tax, pre-incentive profit, subject to the discretion of the Compensation Committee to reduce the award to an amount ranging from $0 to $17.5 million based on its subjective assessment of Mr. Mezger’s performance. Since pre-tax, pre-incentive profit was not achieved, Mr. Mezger did not qualify for this performance-based award.

In 2007, Mr. Mezger substantially exceeded objectives that the Compensation Committee established for his first year as our CEO: strengthen our balance sheet, improve our customer satisfaction scores, streamline our overhead structure and rebuild our senior executive team. In these areas, under Mr. Mezger’s leadership we: (a) generated $1.2 billion of cash from our operations, reduced year-over-year debt levels by $759 million (26%) and improved our year-over-year ratio of debt to total capital, net of cash, to 31% from 43%; (b) significantly improved our customer satisfaction levels, as measured by J.D. Power and Associates, an independent global marketing information services firm; (c) achieved year-over-year reductions in overhead expenses (26%) and headcount (39%) and restructured our operations to align with homebuilding market conditions; and (d) streamlined and rebuilt our executive leadership team by realigning our senior operations management under the leadership of three regional executives and hiring the Senior Vice President, Human Resources and the Executive Vice President, General Counsel and Secretary.

Based on these accomplishments and his key role and significant work in developing, leading and consummating the sale of our French operations at a price near the market peak in that country, which generated total gross cash proceeds of $807 million, the Compensation Committee approved a discretionary annual bonus for Mr. Mezger of $6 million.

In 2007, each of our other NEOs was eligible for an annual incentive based on his individual performance in achieving specified objectives set by the Compensation Committee, up to the following maximum amounts: Mr. Cecere $1,800,000, Mr. Hollinger $875,000, Mr. Barnard $1,250,000 and Mr. Masuda $743,750. However, the Compensation Committee decided, in its discretion, to significantly reduce the actual annual incentive payments to each of these NEOs in light of our 2007 financial results, as discussed below.

Messrs. Cecere, Hollinger and Masuda achieved their specified performance objectives of: (a) increasing cash flow by at least $750 million from the sale of our French operations; (b) lowering incurred interest expense, net of interest income, by $35 million while maintaining a debt-to-capital ratio, net of cash, of 45-50% at fiscal year end; (c) generating more than $400 million in free cash flow; and (d) reducing selling, general and administrative expenses to ensure that they did not exceed 13.7% as a percent of housing revenues. Based on their individual performance in achieving these accomplishments, the Compensation Committee approved the following annual incentive payments to these NEOs: Mr. Cecere $400,000, Mr. Hollinger $450,000, and Mr. Masuda $350,000.

Mr. Barnard achieved his specified performance objectives of: (a) ensuring 75% of our operating divisions met or exceeded their direct cost reduction goals, resulting in a reduction of more than $50 million of direct costs; (b) developing, expanding and implementing a direct-buy model for building materials, capturing cost reductions; (c) establishing formal, documented and approved market strategies for each operating division; (d) improving the execution of our KBnxt operational business model metrics by 25% from their December 1, 2006 levels; (e) reducing architecture expense by $1 million; and (f) ensuring that 100% of any floor plans and specification levels were consistent with KBnxt operational business model objectives. Based on his individual performance in achieving these accomplishments, the Compensation Committee approved an annual incentive payment to Mr. Barnard of $600,000.

In April 2007, the Compensation Committee awarded one-time bonuses of $350,000 to Mr. Hollinger and $100,000 to Mr. Masuda to recognize the additional responsibilities and duties that each assumed in connection with the Review and our leadership transition at the end of 2006.

Because Mr. Freed’s employment with us ended in July 2007, he did not receive any annual incentive-based compensation for 2007. Upon his termination of employment, Mr. Freed became entitled to an aggregate payment of $2,702,484 representing incentive compensation he earned in prior years. To comply with Internal Revenue Code Section 409A, this payment was made on February 1, 2008.

For our 2008 fiscal year, the Compensation Committee has determined that the payment of annual incentive compensation to our NEOs — excluding Mr. Cecere, who has announced his retirement — will be subject to the achievement of an objective performance goal based on the level of our pre-tax income or loss for the year. For each NEO, the Compensation Committee can, in its discretion, reduce or eliminate the actual annual incentive compensation that the NEO may earn based on its subjective assessment of the NEO’s performance against stated objectives for the year. The Compensation Committee believes this approach appropriately balances current market conditions with the need to retain and motivate our NEOs to achieve sound financial and operational results, while preserving the potential tax deductibility of NEO compensation for our 2008 fiscal year.

Long-Term Incentives.  We provide long-term incentive awards to our NEOs to attract and retain high-quality executives and to motivate them to achieve financial and operational performance goals measured over a multi-year period. These awards consist primarily of grants of equity-based vehicles that are settled in cash or stock and are designed to align NEO and stockholder interests. In 2007, the Compensation Committee, with input from Semler Brossy and our management, established ranges of long-term incentive award values by management level. In establishing these ranges, the Compensation Committee considered the value of other compensation elements, market practices, outstanding grants and potential future realizable values of all long-term incentives. The Compensation Committee determined individual NEO award values within these ranges by considering the NEOs’ current and expected future performance, internal equity by management level and the overall cost of the grants. Individual award values determined the size of the actual grants made to our NEOs based on the closing price of our common stock on the date the awards were granted. These long-term incentive grants are described under the headings “Grant Delayed from 2006” and “October 2007 Grant” below. Our CEO also received long-term incentive awards in 2007 that were established under the terms of his Employment Agreement, as described under the headings “CEO Promotion Grant” and “CEO Employment Agreement Grants” below.

Use of SARS and Phantom Shares.  Except for specific grants to our CEO described below, all long-term incentive grants made in 2007 consisted of SARs and phantom shares that are settled in cash only. The Compensation Committee employed these cash-settled vehicles because we have a limited number of shares currently available for grant under our existing stockholder-approved equity compensation plans. The SARs and phantom shares are designed to mirror the attributes of stock options and restricted stock respectively, except that both instruments are settled in cash. Each SAR, if it vests, will provide a cash payment equal to the positive difference, if any, between its grant price and the closing price of our common stock on the exercise date, and will expire on the tenth anniversary of its grant date. Each phantom share, if it vests, will provide a cash payment equal to the closing price of our common stock on the applicable vesting date, plus the cumulative value of all cash dividends or other distributions paid in respect of a share of our common stock from and including its grant date through and including the vesting date.

CEO Promotion Grant.  In conjunction with the approval of his Employment Agreement, the Compensation Committee approved a promotional stock option award to our CEO. Due to a blackout necessitated by the Review, however, this award was actually granted in July 2007. The promotional stock option award was in the amount of 325,050 shares.

CEO Employment Agreement Grants.  At the same time as it granted the promotional stock option award, the Compensation Committee granted to our CEO a long-term incentive stock option award pursuant to the terms of his Employment Agreement. This award was in the amount of 325,050 shares. The Compensation Committee also granted to our CEO under his Employment Agreement a long-term incentive award of 54,000 performance shares. The performance shares vest based on our total stockholder return (“TSR”) over a three-year period ending November 30, 2009, relative to our peer group (as described on page 29 above) as follows:

Payout as a Percentage of
Relative TSR Percentile Ranking	Performance Shares Granted

<25th percentile	0%
25-50th percentile	25%
50-75th percentile	100%
>75th percentile	150%

The amount of any cash dividends paid on our common stock during the three-year performance period is equally and contemporaneously paid to our CEO on the 54,000 performance shares. Stock dividends or other non-cash dividends issued on or in respect of our common stock will be equally and contemporaneously issued on or in respect of the performance shares, but will be held in escrow and subject to the restrictions and forfeiture conditions imposed on the performance shares.

Grant Delayed from 2006.   Historically, our annual long-term incentive awards have been made in October for the subsequent fiscal year. Due to a blackout necessitated by the Review, the awards that would have been made in October 2006 were delayed until July 2007. At that time, the Compensation Committee granted to our NEOs other than the CEO a combination of SARs and phantom shares, the amounts of which are included in the “Grants of Plan-Based Awards During Fiscal Year 2007” table on page 37 below. The Compensation Committee set as a performance vesting condition for these SARs and phantom share awards its determination that we achieved positive cash flow from our operations in the second half of our 2007 fiscal year, excluding the effects of the sale of our French operations. In addition, to protect our cash flow, the maximum payout for each SAR is capped at four times the exercise price. If the performance condition is met, the phantom shares will vest in full three years after the grant date and the SARs will vest in equal annual installments over a three-year period.

“Over-Cap” Awards Delayed from 2006.   The 2006 fiscal year annual incentive compensation agreements for each of Messrs. Mezger, Cecere and Hollinger limited the amount of their annual incentive award payout for the year that could be paid in cash. The remaining “over-cap” amounts would have been deferred into three-year restricted stock granted in January 2007 when the cash portion was paid. Due to a blackout necessitated by the Review, the “over-cap” grant of restricted stock was delayed until July 2007. The Compensation Committee granted phantom shares in lieu of restricted stock in the following amounts: Mr. Mezger 55,264, Mr. Cecere 15,751, and Mr. Hollinger 1,037. These phantom shares vest in full three years from date of grant.

October 2007 Grant.   Our CEO’s Employment Agreement specifies that he is eligible to participate in our equity compensation plans on terms and conditions that are generally applicable to our other senior officers and is eligible to receive equity grants from time to time, in each case at the Compensation Committee’s discretion. Returning to our traditional practice of granting long-term incentive awards in October for the subsequent fiscal year, in October 2007, the Compensation Committee granted to our CEO 137,500 stock options and 412,500 SARs for his 2008 fiscal year long-term incentive award. The Compensation Committee also awarded 2008 fiscal year long-term incentive grants to our other NEOs, consisting of a combination of SARs and phantom shares, the amounts of which are included in the “Grants of Plan-Based Awards During Fiscal Year 2007” table on page 37 below. The Compensation Committee set as a performance vesting condition for these SARs and phantom share awards its determination that we generated cash flow such that the ratio of net debt (total debt less cash) to total capitalization (the sum of net debt and total stockholders’ equity) does not exceed 50% as of August 31, 2008. If the performance condition is met, the phantom shares and SARs will vest in the same manner as the phantom shares and SARs that were granted in July 2007, as described under the heading “Grant Delayed from 2006” on page 31 above.

Unit Performance Program.   For several years, our long-term incentives have included performance unit grants under our Unit Performance Program (“UPP”). Each performance unit provides a payout to a recipient only if specific goals set by the Compensation Committee are achieved at the end of a three-year period with respect to the following two performance metrics: (a) our cumulative diluted earnings per share and (b) the average pre-tax return on investment of the operations for which the recipient is responsible. If applicable performance goals are achieved, the value of a performance unit at the end of the three-year performance period depends on the degree to which the performance goals are exceeded and the Compensation Committee’s weighting of the two performance metrics at the time the performance unit is awarded. Recipients must remain employed with us for the entire three-year period to which a performance unit relates to receive a payout.

In October 2004, the Compensation Committee granted performance units to each of our NEOs (other than Mr. Barnard) and to other members of our senior management for the fiscal 2005-2007 performance period, which ended on November 30, 2007. The cumulative diluted earnings per share metric determined 75% of the value of these performance units and the average pre-tax return on investment metric determined the remaining 25%. Based on the results for the performance period, our NEOs received the following payouts: Mr. Mezger $97,500, Mr. Cecere $38,500, Mr. Hollinger $33,000, and Mr. Masuda $5,500. Mr. Freed did not receive any payout with respect to these performance units due to the termination of his employment with us in July 2007.

The Compensation Committee did not make any new grants of performance units under the UPP in 2006 or 2007. There is one remaining grant of UPP performance units currently in effect, with a performance period ending on November 30, 2008. All current NEOs received performance units under that UPP grant.

Benefits.  Most of our benefits are provided to all employees, including our NEOs. During 2007, our NEOs also (a) received a supplemental medical, dental and vision benefit that reimbursed any out-of-pocket health care expenses that qualify for a tax deduction under Internal Revenue Service guidelines; (b) participated in the KB Home Retirement Plan (except for Mr. Masuda), which is described under the heading “Retirement Programs” below; (c) were provided with a life insurance death benefit payable to their designated beneficiaries (beginning in 2004, only term life insurance, with a $750,000 benefit level, has been made available to incoming eligible executives); and (d) were entitled to participate in an unfunded nonqualified Deferred Compensation Plan, which allows pre-tax contributions of base salary and annual incentive compensation. We provide a dollar-for-dollar match of Deferred Compensation Plan and 401(k) Savings Plan contributions of up to an aggregate amount of six percent of a participant’s base salary. These benefits are offered to attract key executive talent, promote retention and to compensate for contribution limits applicable to our 401(k) Savings Plan. Our 401(k) Savings Plan is available to all full-time employees with a similar dollar-for-dollar match benefit. Messrs. Mezger and Cecere are participants in a program under which they are credited with a specific number of vacation hours that remains fixed throughout their employment with us, regardless of actual vacation time taken. When their employment with us ends, they are entitled to receive a payout of these vacation hours that is based on their then-current annual base salaries. This program is closed to new participants.

Perquisites.  Perquisites provided to our NEOs previously included automobile allowances, company-paid automobile fuel cards, and reimbursement of expenses for automobile insurance, annual financial planning and tax preparation services, and one-time estate planning services. These perquisites were discontinued in 2007. Infrequently, family members accompanied NEOs on business trips on an aircraft we owned, subject to seat availability. We did not incur any additional incremental cost in providing this benefit. On a single occasion in 2007, we incurred incremental cost from a personal use of our aircraft. We sold our aircraft in December 2007. From time to time, we also make available to our employees, including our NEOs, for their personal use tickets to certain sporting events that are purchased as a season subscription for business purposes. We do not incur any additional incremental costs with such use. In our 2007 fiscal year, we paid legal expenses our CEO incurred in negotiating his Employment Agreement.

Employment Agreements and Post-Termination Payments

Employment Agreements and Severance Arrangements.  Mr. Mezger is the only NEO with whom we have an employment agreement. His Employment Agreement provides him with certain severance benefits, discussed under the heading “Employment Agreements and Potential Payments upon Termination of Employment or Change in Control” on pages 44-47 below.

Following a review of executive severance policies at peer homebuilding companies and other similarly sized public companies, the Compensation Committee adopted an Executive Severance Plan in 2007 for non-change in control situations. All of our NEOs are currently participants under the plan. The plan provides a specified severance benefit that varies by seniority, as discussed further under the heading “Employment Agreements and Potential Payments upon Termination of Employment or Change in Control” on pages 44-47 below.

We also maintain a Change in Control Severance Plan (“CIC Plan”) that provides certain severance benefits on a change in control of us, as discussed further under the heading “Employment Agreements and Potential Payments upon Termination of Employment or Change in Control” on pages 44-47 below. The objectives of the CIC Plan are to: (a) enable and encourage our management to focus its attention on obtaining the best possible deal for our stockholders in a change in control scenario and to make objective evaluations of all possible transactions, without being distracted by the possible impact such transactions may have on job security and benefits, (b) promote management continuity, and (c) provide income protection in the event of involuntary loss of employment.

Retirement Programs.  Our 401(k) Savings Plan, a defined contribution plan, is the only program we offer to all full-time employees that provides post-employment benefits. Our NEOs and certain other senior executives also participate in our Deferred Compensation Plan, as discussed above. Details of NEO deferrals under the Deferred Compensation Plan are provided in the “Non-Qualified Deferred Compensation During Fiscal Year 2007” table on page 44 below.

We maintain a Retirement Plan for selected executives that is now closed to new participants. Participation has been closed since 2004. The Retirement Plan provides each vested participant with a specific annual dollar amount for 20 years commencing following the later of (a) the participant’s reaching age 55, (b) the tenth anniversary of the date the participant commenced his or her participation, or (c) the termination of the participant’s employment with us. Mr. Mezger’s original annual benefit amount under the Retirement Plan was $450,000. For the other NEO participants (Mr. Masuda does not participate), the original annual benefit amount under the Retirement Plan was $100,000. For each participant, the annual benefit amount is increased by annual cost-of-living adjustments, starting with the plan year ending November 30, 2006. Vesting generally requires five years of participation and, once vested, the participant is entitled to his or her full benefit. Details of NEO participation in the Retirement Plan are provided in the “Pension Benefits During Fiscal Year 2007” table on page 43 below.

Payments Due Upon Termination of Employment and/or a Change in Control.  In addition to the severance arrangements mentioned above, in the event of a change in control of us there is accelerated vesting of any unvested benefits under our Deferred Compensation Plan, our Retirement Plan and certain of our employee benefit plans, including our equity compensation plans. Further discussion of the payments to which our NEOs may be entitled on termination of their employment and/or a change in control of us is provided under the heading “Employment Agreements and Potential Payments upon Termination of Employment or Change in Control” on pages 44-47 below.

Other Material Tax and Accounting Implications of the Executive Compensation Program

We generally structure our programs with the intent of complying with the requirements of Internal Revenue Code Section 162(m) in order to maintain federal tax deductibility for executive compensation. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid to our highest paid executives unless it is qualifying performance-based compensation. The Compensation Committee considers these tax consequences when determining the mix of compensation paid to our NEOs and other senior executives, and seeks to balance tax deductibility benefits with the need to provide effective compensation packages. Although the Compensation Committee believes that the majority of the potential compensation payable to our NEOs and other senior executives should be based on the achievement of qualified performance-based targets, it will approve compensation that may not be deductible under Section 162(m) where it believes it is in our and our stockholders’ best interests to do so. In 2007, the Compensation Committee believed that it was in our best interests to pay our CEO an annual discretionary bonus, as discussed under the heading “Annual Incentives and Discretionary Bonuses” on pages 29-30 above, even though the payment was not deductible under Section 162(m).

Other Compensation Policies

Equity Stock Ownership Policy.  We have had an executive stock ownership policy since 1998. It is designed to encourage, and has encouraged, our executives to increase their ownership of our common stock over time and to align their interests with our stockholders’ interests. In February 2008, the Compensation Committee amended the policy, as described below. The policy continues to encourage meaningful long-term stock ownership as a key component of our executive compensation program.

The policy identifies specific levels of stock ownership that designated executives are expected to achieve, targeted from one-to-five times base salary. The targeted stock ownership levels for our NEOs range from two-to-five times base salary. Designated executives have five years to achieve these ownership levels and must make meaningful progress every year towards the achievement of these ownership levels. Benchmark survey data and multiples of average base salaries per level were used to determine the ownership expected for each position. Share ownership may include shares owned outright by a designated executive, shares owned indirectly through our 401(k) Savings Plan and 60% of unvested restricted stock grants or phantom share rights. Phantom share rights are included due to the limited number of shares currently available for grant under our existing stockholder-approved equity compensation plans. Once required ownership levels are achieved, they must be maintained throughout the executive’s employment. Our policy provides both financial incentives to achieve ownership requirements as well as material consequences for non-compliance or failure to make meaningful progress toward compliance. The Compensation Committee may, from time to time, reevaluate and revise the ownership requirements to account for material changes in stock price. Our NEOs are currently in compliance with the policy or have made meaningful progress towards compliance.

Equity-Based Award Grant Policy.  On February 1, 2007, the Compensation Committee adopted a policy that governs the timing of equity-based awards and establishes certain internal controls over the grant of equity-based awards. The policy is designed to enhance the process by which we grant equity-based awards, including stock options SARs, phantom shares and restricted stock.

The policy requires all grants of equity-based awards, and their terms, to be approved by the Compensation Committee (or the Board). The policy does not permit any delegation of the Compensation Committee’s (or the Board’s) granting authority to our management. The grant date of any equity-based award will be the date on which the Compensation Committee met to approve the grant unless a written resolution sets a later date. The exercise price of any stock option award will not be less than the closing price of our common stock on the New York Stock Exchange on the grant date. All equity-based award grants made in 2007 were made in compliance with the policy and were approved at regular Compensation Committee meetings in July and October 2007, as discussed under the heading “Long-Term Incentives” on pages 30-32 above.

Recovery of Compensation.  Under his Employment Agreement, our CEO is required to repay certain bonus and incentive- or equity-based compensation he receives if we are required to restate our financial statements as a result of his misconduct, consistent with Section 304 of the Sarbanes-Oxley Act of 2002.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)
Jeffrey T. Mezger	2007	$1,000,000	$6,000,000	$4,181,624	$3,743,258	$97,500	$388,632	$972,604	$16,383,618
President and Chief Executive Officer

Domenico Cecere	2007	595,834	0	376,181	90,560	438,500	86,362	114,295	1,701,732
Executive Vice President and Chief Financial Officer

William R. Hollinger	2007	347,083	350,000	123,273	107,703	483,000	83,116	121,111	1,615,286
Senior Vice President and Chief Accounting Officer

Glen W. Barnard	2007	289,168	0	98,662	96,478	600,000	79,716	95,069	1,259,093
Senior Vice President, KBnxt Group

Kelly K. Masuda	2007	296,771	100,000	78,837	85,238	355,500	0	96,459	1,012,805
Senior Vice President and Treasurer

Former NEO
Robert Freed*	2007	256,500	0	640,057	95,803	0	86,362	2,821,997	3,900,719
Senior Vice President, Investment Strategy

(a)	Bonus: The amounts reported in this column reflect discretionary bonuses paid to Messrs. Mezger, Hollinger and Masuda. These are described under the heading “Annual Incentives and Discretionary Bonuses” on pages 29-30 above.

(b)	Stock Awards: The amounts reported in this column reflect the aggregate compensation expense we recognized in our 2007 fiscal year for shares of restricted stock and phantom shares granted to our NEOs, computed in accordance with SFAS 123(R) (disregarding estimates of forfeitures related to service-based vesting conditions). Information used in determining these amounts can be found in Note 15 of the Notes to the Consolidated Financial Statements contained in our Annual report on Form 10-K for the fiscal year ended November 30, 2007. The “Outstanding Equity Awards at Fiscal Year-End 2007” table on pages 39-40 below and its associated footnotes contain additional information about our NEOs’ respective equity award holdings. The amount reported in this column for Mr. Freed reflects the aggregate compensation costs we recognized for his equity awards through the date on which his employment with us ended.

(c)	Option Awards: The amounts reported in this column reflect the aggregate compensation expense we recognized in our 2007 fiscal year for stock option and SAR awards granted to our NEOs, computed in accordance with SFAS 123(R) (disregarding estimates of forfeitures related to service-based vesting conditions). Information used in determining these amounts can be found in Note 15 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007. The “Outstanding Equity Awards at Fiscal Year-End 2007” table on pages 39-40 below and its associated footnotes contain additional information about our NEOs’ respective option award holdings. The amount reported in this column for Mr. Freed reflects the aggregate compensation costs we recognized for his option awards through the date on which his employment with us ended.

(d)	Non-Equity Incentive Plan Compensation: The amounts reported in this column reflect annual incentive compensation the respective NEOs earned based on achieving applicable 2007 fiscal year performance goals and payouts of UPP performance units corresponding to the 2005-2007 performance period. Mr. Freed did not receive any non-equity incentive plan compensation due to the termination of his employment with us.

(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings: The amounts reported in this column reflect the change in present value during our 2007 fiscal year of accumulated benefits we provide under our Retirement Plan. Above-market or preferential earnings are not provided under our Deferred Compensation Plan.

(f)	All Other Compensation: The amounts reported in this column consist primarily of offsetting payments we made in 2007 to the NEOs and other employees who held stock options for which we increased the exercise price based on Internal Revenue Code Section 409A consequences resulting from the Review, as further discussed under the heading “Option Exercise Price Adjustment Payments” on page 38 below. For our NEOs, the aggregate offsetting payments were: Mr. Mezger $758,956, Mr. Cecere $85,921, Mr. Hollinger $87,393, Mr. Barnard $58,720, Mr. Masuda $65,583, and Mr. Freed $95,946. The remainder of the amounts reported in this column consist of the following items:

•	Perquisites: Perquisites provided to the NEOs include automobile allowances, company-paid automobile fuel cards, and reimbursement of expenses for automobile insurance, annual financial planning and tax preparation services, and one-time estate planning services. These perquisites were discontinued, effective July 1, 2007. Included in the amounts reported for Mr. Mezger are $135,484 in legal expenses, which were incurred in negotiating his Employment Agreement, and $4,290 of incremental costs associated with personal use of an aircraft we owned in our 2007 fiscal year. We sold our aircraft in December 2007.

•	Matching 401(k) Savings Plan and Supplemental Deferred Compensation Plan Contributions: We provide a dollar-for-dollar match of Deferred Compensation Plan and 401(k) Savings Plan contributions of up to an aggregate amount of six percent of a participant’s base salary. The aggregate 2007 fiscal year matching contributions we made to each NEO were as follows: Mr. Mezger $57,125, Mr. Cecere $13,500, Mr. Hollinger $20,825, Mr. Barnard $17,350, Mr. Masuda $9,550, and Mr. Freed $9,320.

•	Premium Payments: We paid premiums on supplemental medical expense reimbursement plans and life insurance policies for the benefit of participating executives. These plans and policies are described under the heading “Benefits” on pages 32-33 above. The aggregate premiums we paid in our 2007 fiscal year for each NEO for these plans and policies were as follows: Mr. Mezger $9,043, Mr. Cecere $8,083, Mr. Hollinger $5,781, Mr. Barnard $8,552, Mr. Masuda $8,552, and Mr. Freed $4,934.

•	Post-Employment Incentive Compensation Payout: When his employment with us ended in July 2007, Mr. Freed became entitled to an aggregate payment of $2,702,484 representing incentive compensation he earned in prior fiscal years. To comply with Internal Revenue Code Section 409A, this payment was made on February 1, 2008.

*	Mr. Freed’s employment with us ended on July 15, 2007.

Grants of Plan-Based Awards During Fiscal Year 2007

			Estimated Possible Payouts Under			Estimated Future Payouts Under Equity
			Non-Equity Incentive Plan Awards			Incentive Plan Awards(d)
									All Other	All Other		Grant
									Stock	Option		Date
									Awards:	Awards:	Exercise	Fair
									Number	Number of	or Base	Value of
									of Shares	Securities	Price of	Stock and
									of Stock	Underlying	Option	Option
	Grant	Type of	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date(a)	Award	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(e)

Mr. Mezger				(b)

	7/12/07	Stock Options								325,050	$36.19	$3,819,695

	7/12/07	Stock Options								325,050	36.19	4,000,044

	7/12/07	Restricted Stock				13,500	54,000	81,000				2,000,233

	7/12/07	Phantom Shares							55,264			2,000,004

	10/4/07	Stock Options								137,500	28.10	1,177,210

	10/4/07	SARs					412,500					3,355,028

Mr. Cecere				(c)	$1,800,000

	7/12/07	SARs					29,939					350,002

	7/12/07	Phantom Shares							15,751			570,029

	7/12/07	Phantom Shares					9,672					350,030

Mr. Hollinger				(c)	875,000

	7/12/07	SARs					25,662					300,002

	7/12/07	Phantom Shares							1,037			37,529

	7/12/07	Phantom Shares					8,290					300,015

	10/4/07	SARs					36,885					300,001

	10/4/07	Phantom Shares					10,677					300,024

Mr. Barnard				(c)	1,250,000

	7/12/07	SARs					21,385					250,001

	7/12/07	Phantom Shares					6,908					250,001

	10/4/07	SARS					36,885					300,001

	10/4/07	Phantom Shares					10,677					300,024

Mr. Masuda				(c)	743,750

	7/12/07	SARs					17,108					200,001

	7/12/07	Phantom Shares					5,527					200,022

	10/4/07	SARS					24,590					200,001

	10/4/07	Phantom Shares					7,118					200,016

Former NEO

Mr. Freed				(c)	2,280,000

(a)	Grant Date: The grant date for each award is the date the Compensation Committee approved the award. The exercise price for each award is equal to the closing price of our common stock on the date of grant (if applicable to the award granted). Mr. Freed was not granted any plan-based awards in our 2007 fiscal year.

(b)	Mr. Mezger’s annual incentive for our 2007 fiscal year was based on a specified percentage of our pre-tax, pre-incentive profit, as discussed under the heading “Annual Incentives and Discretionary Bonuses” on pages 29-30 above. Therefore, this annual incentive at the time it was granted did not have an estimated possible threshold, target or maximum payout amount. We do not believe it is possible to provide a representative “target” amount for this annual incentive based on our 2006 fiscal year performance because Mr. Mezger served as our Executive Vice President and Chief Operating Officer for substantially all of that year and thus had different responsibilities and performance objectives. If his 2007 fiscal year annual incentive arrangement were applied to our 2006 fiscal year performance, however, the amount of the payout would have been $21,168,500. Because Mr. Mezger did not qualify for a payout under his 2007 fiscal year annual incentive, no payout amount is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” on page 35 above.

(c)	In setting annual incentive arrangements for Messrs. Cecere, Hollinger, Barnard and Masuda for our 2007 fiscal year, the Compensation Committee did not set any specific target payout amounts. Rather, it set only maximum payout amounts, as shown in the table above. These annual incentives are described under the heading “Annual Incentives and Discretionary Bonuses” on pages 29-30 above. The actual annual incentive payouts the Compensation Committee approved for these four NEOs were significantly lower, and were as follows: Mr. Cecere $400,000, Mr. Hollinger $450,000, Mr. Barnard $600,000, and Mr. Masuda $350,000. These payout amounts are reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” on page 35 above. The Compensation Committee also set an annual incentive for Mr. Freed for our 2007 fiscal year that was based on achieving specified performance goals relating to his roles as our Senior Vice President, Investment Strategy and as a regional manager for our Northern California operations. The Compensation Committee did not set a specific target payout for Mr. Freed’s annual incentive, only a maximum amount as shown in the table above. Since Mr. Freed’s employment with us ended during our 2007 fiscal year, he did not receive any payout under this annual incentive and no payout amount is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.”

(d)	Estimated Future Payouts Under Equity Incentive Plan Awards: Mr. Mezger will vest in the specified threshold, target and maximum amounts relating to the restricted stock/performance shares granted to him on July 12, 2007 depending on our total stockholder return relative to our peer group, as further discussed under the heading “CEO Employment Agreement Grants” on page 31 above. The SARs and phantom shares reported in this column that were granted to the NEOs on July 12, 2007 and October 4, 2007 will vest in the specified target amounts if the Compensation Committee determines that the applicable performance vesting conditions are satisfied, as further discussed under the heading “Long-Term Incentives” on pages 30-32 above.

(e)	Grant Date Fair Value of Stock and Option Awards: The grant date fair value reported in this column for each award is computed in accordance with SFAS 123(R).

Option Exercise Price Adjustment Payments

As described in our Annual Report on Form 10-K for the fiscal year ended November 30, 2006, the Review found that we used incorrect measurement dates with respect to eight annual employee stock option grants made between October 1998 and October 2005. In order to comply with Internal Revenue Code Section 409A, we increased the exercise prices of certain of these stock option grants in late 2006 and, in early 2007, made an offsetting payment to employees who held these adjusted stock options. These offsetting payments to our NEOs are reported in the “Summary Compensation Table” on page 35 above. The stock options reported in the “Outstanding Equity Awards at Fiscal Year-End 2007” table on pages 39-40 below reflect the adjusted exercise prices, as applicable.

Outstanding Equity Awards at Fiscal Year-End 2007

		Option Awards							Stock Awards
				Options							Equity
				Awards							Incentive	Equity
				Equity							Plan	Incentive
				Incentive						Market	Awards:	Plan Awards:
				Plan Awards:					Number	Value of	Number of	Market or
				Number of					of Shares	Shares or	Unearned	Payout Value
		Number of	Number of	Securities					or Units	Units of	Shares,	of Unearned
		Securities	Securities	Underlying					of Stock	Stock	Units or	Shares, Units
		Underlying	Underlying	Unexercised					That	That	Other	or Other
		Unexercised	Unexercised	Unearned	Option				Have	Have	Rights That	Rights That
		Options	Options	Options/	Exercise		Option		Not	Not	Have Not	Have Not
		Exercisable	Unexercisable	SARs	Price		Expiration		Vested	Vested	Vested	Vested
Name	Grant Date	(#)	(#)(a)	(#)(b)	($)		Date		(#)	($)(c)	(#)(d)	($)(e)
Mr. Mezger	10/30/01	431,122			$13.95		10/30/16

	10/30/01	68,878			13.95		10/30/16

	2/13/02	102,090			20.07		2/13/17

	5/8/02	44,516			25.63		5/8/17

	10/7/02	400,000			21.51		10/7/17

	10/24/03	74,667			33.24	(f)	10/24/18

	10/24/03	149,333			34.05	(f)	10/24/18

	10/22/04	80,750			40.90		10/22/19

	10/22/04	119,250			40.90		10/22/19

	1/14/05								51,150	$1,068,524

	10/18/05	50,000	25,000		63.77		10/18/15

	10/21/05								25,000	522,250

	1/13/06								80,343	1,678,365

	7/12/07		325,050		36.19		11/30/16	(g)

	7/12/07		325,050		36.19		7/12/17

	7/12/07						7/12/17				54,000	$1,128,060

	7/12/07								55,264	1,154,465

	10/4/07		137,500		28.10		10/4/17

	10/4/07			412,500	28.10		10/4/17

Mr. Cecere	4/23/02	100,000			$25.17		4/23/17

	10/7/02	80,000			21.51		10/7/17

	10/24/03	14,934			33.24	(f)	10/24/18

	10/24/03	29,866			34.05	(f)	10/24/18

	10/22/04	20,000			40.90		10/22/19

	1/14/05								2,924	$61,082

	10/18/05	4,000	2,000		63.77		10/18/15

	10/21/05								2,500	52,225

	1/13/06								5,241	109,484

	7/12/07			29,939	36.19		7/12/17

	7/12/07										9,672	$202,048

	7/12/07								15,751	329,038

		Option Awards						Stock Awards
				Options						Equity
				Awards						Incentive	Equity
				Equity						Plan	Incentive
				Incentive					Market	Awards:	Plan Awards:
				Plan Awards:				Number	Value of	Number of	Market or
				Number of				of Shares	Shares or	Unearned	Payout Value
		Number of	Number of	Securities				or Units	Units of	Shares,	of Unearned
		Securities	Securities	Underlying				of Stock	Stock	Units or	Shares, Units
		Underlying	Underlying	Unexercised				That	That	Other	or Other
		Unexercised	Unexercised	Unearned	Option			Have	Have	Rights That	Rights That
		Options	Options	Options/	Exercise		Option	Not	Not	Have Not	Have Not
		Exercisable	Unexercisable	SARs	Price		Expiration	Vested	Vested	Vested	Vested
Name	Grant Date	(#)	(#)(a)	(#)(b)	($)		Date	(#)	($)(c)	(#)(d)	($)(e)
Mr. Hollinger	7/1/02	58,058			$26.29		7/1/17

	10/7/02	60,000			21.51		10/7/17

	10/24/03	9,334			33.24	(f)	10/24/18

	10/24/03	18,666			34.05	(f)	10/24/18

	10/22/04	24,000			40.90		10/22/19

	10/18/05	4,000	2,000		63.77		10/18/15

	10/21/05							2,500	$52,225

	7/12/07			25,662	36.19		7/12/17

	7/12/07							1,037	21,663

	7/12/07									8,290	$173,178

	10/4/07			36,885	28.10		10/4/17

	10/4/07									10,677	223,043

Mr. Barnard	3/1/04	30,000			$38.24		3/1/19

	10/22/04	20,000			40.90		10/22/19

	10/18/05	2,667	1,333		63.77		10/18/15

	10/21/05							2,000	$41,780

	7/12/07			21,385	36.19		7/12/17

	7/12/07									6,908	$144,308

	10/4/07			36,885	28.10		10/4/17

	10/4/07									10,677	223,043

Mr. Masuda	9/2/03	10,000			$28.71		9/2/18

	10/24/03	3,334			33.24	(f)	10/24/18

	10/24/03	6,666			34.05	(f)	10/24/19

	10/22/04	20,000			40.90		10/22/19

	10/18/05	3,334	1,666		63.77		10/18/15

	10/21/05							2,000	$41,780

	7/12/07			17,108	36.19		7/12/17

	7/12/07									5,527	$115,459

	10/4/07			24,590	28.10		10/4/17

	10/4/07									7,118	148,695

(a)	Number of Securities Underlying Unexercised Options - Unexercisable: Stock option awards generally vest in equal installment amounts over a three-year period.

(b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs: The items reported in this column consist of SARs that are subject to a performance-vesting condition, as discussed under the heading “Long-Term Incentives” on pages 30-32 above.

(c)	Market Value of Shares That Have Not Vested: The market value specified in this column is based on the closing price of our common stock on November 30, 2007, which was $20.89.

(d)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested: The 54,000 shares of restricted stock granted to Mr. Mezger on July 12, 2007 are performance shares that vest as described under the heading “CEO Employment Agreement Grants” on page 31 above. The remaining rights reported in this column consist of phantom shares that are subject to a performance-vesting condition, as discussed under the heading “Long-Term Incentives” on pages 30-32 above.

(e)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested: The market value specified in this column is based on the closing price of our common stock on November 30, 2007, which was $20.89.

(f)	As discussed under the heading “Option Exercise Price Adjustment Payments” on page 38 above, as a result of the Review, we adjusted the exercise price of certain stock options held by our employees. In order to comply with Internal Revenue Code Section 409A, the exercise price for a certain portion of the stock option grant made on October 24, 2003 was not adjusted.

(g)	The expiration date for these promotional stock options is set under Mr. Mezger’s Employment Agreement. These promotional stock options are further discussed under the heading “CEO Promotion Grant” on page 31 above.

Option Exercises and Stock Vested During Fiscal Year 2007

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(a)	(#)(b)	($)(c)
Mr. Mezger	0	$0	67,958	$2,926,323

Mr. Cecere	0	0	10,000	448,140

Mr. Hollinger	0	0	2,400	65,256

Mr. Barnard	0	0	5,000	202,460

Mr. Masuda	0	0	1,000	27,190

Former NEO
Mr. Freed	35,732	334,731	24,790	1,220,164

(a)	Value Realized on Exercise: The amount reported in this column for Mr. Freed reflects our payment to him for stock options he exercised and reflects the aggregate gross dollar value corresponding to those stock options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price).

(b)	Number of Shares Acquired on Vesting: The amounts reported in this column for Messrs. Mezger and Cecere reflect the vesting of restricted stock awards on January 16, 2007 and October 23, 2007. The amounts reported in this column for Messrs. Hollinger and Masuda reflect the vesting of restricted stock awards on October 23, 2007. The amounts reported in this column for Mr. Barnard reflect the vesting of restricted stock awards on March 1, 2007 and October 23, 2007. The amount reported in this column for Mr. Freed reflects the vesting of a restricted stock award on January 16, 2007. In each case, the amount reported reflects the gross number of shares of our common stock that vested. However, each NEO returned shares to us to cover applicable tax withholding obligations, resulting in the NEO holding fewer shares of our common stock than reflected in the table.

(c)	Value Realized on Vesting: The amounts reported in this column reflect the gross dollar value realized upon the vesting of each applicable award (i.e., the number of shares times the closing price of our common stock on the vesting date). However, as noted in footnote (b) to this table, each NEO returned shares of our common stock to us to cover tax withholding obligations and, therefore, actually realized a lower total value than the amount reported in this column.

Pension Benefits During Fiscal Year 2007

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
	Plan	Service	Benefit	Year
Name	Name	(#)(a)	($)(b)	($)
Mr. Mezger	Retirement Plan	14	$6,548,847	$0

Mr. Cecere	Retirement Plan	6	1,455,299	0

Mr. Hollinger	Retirement Plan	20	1,400,596	0

Mr. Barnard	Retirement Plan	13	1,343,291	0

Former NEO
Mr. Freed	Retirement Plan	13	1,455,299	0

(a)	Number of Years of Credited Service: These amounts are as of the valuation date. As discussed under the heading “Retirement Programs” on pages 33-34 above, full entitlement to the Retirement Plan benefit occurs upon the completion of five years of participation. As of November 30, 2007, all the participating NEOs had five years of participation, except for Mr. Barnard who had four years of participation. Mr. Masuda is not a participant in the plan.

(b)	Present Value of Accumulated Benefit: The amounts reported in this column represent the actuarial present value of the total retirement benefit that would be payable to each respective NEO under the Retirement Plan as of November 30, 2007. The following are the key actuarial assumptions and methodology used to calculate this present value: the base benefit for each participant is assumed to begin as of the earliest possible date for each participant (generally the later of age 55 or the 10th anniversary of the commencement of participation); the base benefit is adjusted by past and future cost of living adjustments of three percent in the plan year ending November 30, 2006, 3.3% in the plan year ending November 30, 2007, and then an assumed three percent each year thereafter, until the last year benefits are paid for each participant; and the discount rate is six percent.

Non-Qualified Deferred Compensation During Fiscal Year 2007

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)
Mr. Mezger	$57,125	$43,625	$7,978	$22,678	$297,002

Mr. Hollinger	297,208	11,200	119,522	0	1,715,258

Mr. Barnard	117,350	10,825	36,407	0	391,468

Former NEO
Mr. Freed	0	0	55,440	1,045,450	525,083

(a)	Executive Contributions in Last Fiscal Year: The amounts reported in this column reflect compensation the respective NEOs earned in our 2007 fiscal year that they have voluntarily deferred. These amounts are included in the “Salary,” “Bonus” or “Non-Equity Incentive Plan Compensation” columns to the “Summary Compensation Table” on page 35 above. Messrs. Cecere and Masuda have not made any deferrals.

(b)	Registrant Contributions in Last Fiscal Year: The amounts reported in this column reflect the matching contributions we made to the respective NEOs’ individual voluntary contributions to our Deferred Compensation Plan. These amounts are included in the “Summary Compensation Table.”

(c)	Aggregate Earnings in Last Fiscal Year: The amounts reported in this column do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the “Summary Compensation Table.”

(d)	Aggregate Withdrawals/Distributions: Mr. Mezger’s distribution was a short term payout at his election. The amount reported for Mr. Freed represents a distribution, for his account prior to December 31, 2004, taken in connection with the termination of his employment with us in July 2007.

(e)	Aggregate Balance at Last Fiscal Year End: The amounts reported in this column reflect compensation the NEOs earned in our 2007 fiscal year or in prior years, but which they voluntarily elected to defer receipt.

Employment Agreements and Potential Payments upon Termination of Employment or Change in Control

As described further below, the CEO’s Employment Agreement and certain of our employee benefit plans, including our equity compensation plans, provide for payments and other benefits to our NEOs on a change in control of us and/or on their termination of employment with us under certain circumstances. Some of our employee benefit plans are in the process of being modified to comply with the Internal Revenue Code Section 409A, which in certain cases requires that payments to key employees (such as our NEOs) not commence for six months following a termination of employment.

CEO Employment Agreement.  Under his Employment Agreement, if we terminate Mr. Mezger’s employment without “Cause” or he resigns with “Good Reason,” he is entitled to the following benefits, subject to a release of claims against us:

•	a lump sum cash payment equal to two times his annual salary plus average annual bonus for the prior three years, with the total payment capped at $6 million;

•	a pro-rated bonus earned, if any, for the year in which Mr. Mezger’s employment terminates;

•	health coverage that we pay for two years;

•	with respect to equity compensation granted to him on or after February 28, 2007, (a) two years of additional service credited to compute equity vesting plus full vesting for any equity issued to him in lieu of cash bonuses, and (b) 36 months to exercise any outstanding equity granted to him on or after February 28, 2007 (subject to the original term duration of each equity grant);

•	performance shares (other than the performance share grant made in 2007) paid as if the performance period closed on the termination date if the performance period would otherwise close in the next 24 months; and

•	payment of his performance share grant made in 2007.

Outstanding equity awards granted to Mr. Mezger before the effective date of the Employment Agreement are governed by their respective terms and conditions with respect to his termination of employment.

The following benefits are payable to Mr. Mezger in the case of a “Change in Control”:

•	full vesting of unvested equity granted to him on or after February 28, 2007, with earlier equity awards governed by their respective terms and conditions;

•	performance shares paid as earned with the applicable performance period closing as of the date of the Change in Control;

•	full vesting and lump sum cash payment of deferred compensation, retirement or other employee benefits;

•	if his employment is involuntarily terminated in connection with a Change in Control (generally, during the period starting three months before and ending twelve months after a Change in Control), payment of the same severance as provided above, except the applicable multiple is three times his annual salary and average bonus rather than two times and the total payment is capped at $12 million. Mr. Mezger’s termination of employment for any reason during the thirteen month period following a Change in Control will be treated as an involuntary termination; and

•	additional gross-up payment to compensate for any excise taxes under Internal Revenue Code Section 280G (“Section 280G”).

“Cause” is generally defined in the Employment Agreement as a felony conviction materially harming us; willful failure to follow reasonable Board directions; material breach of the Employment Agreement; acts of fraud or dishonesty or misappropriation intended to result in personal enrichment at our expense; and willful misconduct likely to materially damage our financial position or reputation. The Employment Agreement provides Mr. Mezger with a 30-day notice/cure period and gives him an opportunity to present his case to the full Board with respect to a possible for-cause termination of his employment. “Good Reason” under the Employment Agreement includes a forced relocation of more than 50 miles; any reduction in Mr. Mezger’s base pay or his annual bonus opportunity that causes these pay components to become materially uncompetitive; any material diminution of Mr. Mezger’s duties or responsibilities; our material breach of the Employment Agreement; or the failure of a successor to assume the Employment Agreement.

“Change in Control” is defined under the Employment Agreement to include reorganizations in which our controlling shareholders, if any, no longer hold a majority of our voting stock, or a sale of substantially all of our assets with substantially the same effect; a change in the majority of the Board without approval of the incumbent directors; and any transaction in which a third party becomes the beneficial owner of 35% or more of our total voting power.

Executive Severance Plan.  Under our Executive Severance Plan, no severance will be payable to a NEO or other participant if he or she voluntarily terminates employment or his or her employment is terminated by us with cause. If the employment of a NEO or other participant is involuntarily terminated by us without cause, the plan provides a cash severance payment equal to a multiple of base salary and average bonus, as discussed below.

For Messrs. Cecere and Hollinger, the severance amount is equal to two times the sum of base salary and average bonus. With respect to other participants (including our other NEOs), the severance amount is equal to one times base salary and average bonus. The severance amount is reduced by any other severance payments that a participant is entitled to receive from us.

If a participant is entitled to severance under the plan, the applicable base salary will be the participant’s base salary in effect at the time of the termination of his or her employment, and the average bonus will be the average of the bonuses paid to the participant for the three fiscal years prior to the termination of the participant’s employment (or such shorter time as the participant has been employed by us). However, the average bonus amount is limited to (a) three times base salary for participants entitled to a severance of two times base salary and average bonus, and (b) two times base salary for participants entitled to a severance of one times base salary and average bonus.

Participants entitled to a severance under the plan are also entitled to a continuation of health benefits that we will pay for a period of years equal to their particular severance multiple. The definition of “cause” under the plan is generally the same as the definition under our CEO’s Employment Agreement. All benefits under the plan are subject to execution of a release and covenants regarding non-solicitation, non-disparagement and confidential information.

Change in Control Severance Plan.  The CIC Plan provides specified benefits to designated participants, which are limited to our top management. All of our NEOs were participants in the CIC Plan as of the end of our 2007 fiscal year, except for Mr. Barnard, who was added to the CIC Plan in February 2008. Mr. Mezger’s Employment Agreement limits the payments and benefits that he might be entitled to under the CIC Plan. Accordingly, he is entitled only to CIC Plan benefits that do not duplicate benefits provided under his Employment Agreement in a change in control of us, and the total severance payment benefit that he may be entitled to under the CIC Plan is capped at $12 million.

A participant in the CIC Plan is either a Group A or a Group B Participant. Messrs. Mezger, Cecere, Hollinger, and Barnard are Group A Participants, and Mr. Masuda and other senior executives are Group B Participants. If a change in control of us occurs, a Group A Participant is entitled to the following benefits, subject to execution of a standard release, if the participant’s employment is terminated other than for cause or disability, or the participant terminates his or her employment for good reason:

•	a severance benefit equal to two times the sum of the participant’s average base salary and average actual annual cash bonus for the three fiscal years prior to the year in which the change in control occurs;

•	accelerated vesting of any options and the lapse of any restricted period with respect to any restricted stock or other equity awards awarded to the participant;

•	full vesting in any benefits under our Death Benefit Only Plan (which is described on the next page) if the participant also participates in that plan; and

•	an additional gross-up payment to compensate for any Section 280G excise taxes imposed on payments under the CIC Plan or on payments under any other plan.

A Group B Participant is entitled to the same benefits as a Group A Participant, except that the severance payment is equal to one times the sum of the participant’s average base salary and average actual annual bonus and no Section 280G gross-up payment is payable.

A “change in control” is generally defined under the CIC Plan to include any change in control that would be required to be reported to the Securities and Exchange Commission on an Annual Report on Form 10-K, the replacement of a majority of the Board by individuals whose election or nomination was not approved by three-quarters of the incumbent directors, and a person’s acquiring 15% or more of our combined voting power unless such acquisition was approved by a majority of the incumbent Board.

The CIC Plan defines “cause” to include (a) acts of fraud or misappropriation intended to result in substantial personal enrichment at our expense and (b) willful and deliberate violations of the participant’s obligations to us which result in material injury to us. “Good reason” is defined under the CIC Plan to include materially inconsistent changes in the participant’s duties and responsibilities as they were prior to the change in control; any reduction in the participant’s salary or aggregate incentive compensation opportunities; any required relocation of more than 50 miles; a material increase in the participant’s business travel obligations; or a successor’s failure to assume the CIC Plan.

Other Change in Control and Employment Termination Provisions.  The individual award agreements governing outstanding unvested stock options and SARs provide for accelerated vesting upon a change of control and upon retirement, as defined under the agreements. The individual award agreements governing outstanding restricted stock awards and phantom shares provide for accelerated vesting upon a change of control, as defined under the agreements. The provisions governing the payment of performance shares granted to our CEO are described under the heading “CEO Employment Agreement” on pages 44-45 above.

In addition, different provisions govern the length of time a participant has to exercise a stock option or SAR after termination of his or her employment, depending upon the reason for termination and the particular agreement. For example, in the case of a termination of employment for cause, the time to exercise may be limited to five days. In the case of a termination of employment for retirement, the participant may have until the end of a stock option’s or SAR’s original term in which to exercise.

Recipients of performance units under the UPP may be entitled to certain cash awards based on our performance over the three-year performance period ending November 30, 2008. In the event of a change in control (as defined under the UPP), these awards are immediately paid out at target. In the event of retirement, death, or permanent disability (as defined under the UPP), these awards also vest and are paid out at target, except that the maximum award is pro-rated to reflect the number of months a recipient worked during the three-year performance period.

Our Deferred Compensation Plan and Retirement Plan provide for full vesting of benefits for participants in the event of a change in control, as that term is defined under the plans. The Retirement Plan further provides that, if an advance election has been made, a participant may immediately receive the actuarial value (as specified under the plan) of his or her vested plan benefits.

Our Death Benefit Only Plan (in which Messrs. Mezger, Cecere, and Hollinger participate) provides a death benefit to a participant’s designated beneficiary of $500,000 or $1 million (plus an additional gross-up amount sufficient to pay taxes on the benefit and the additional amount). In the event of a change in control, as defined in the plan, the plan provides for (a) distribution of an insurance contract to a participant sufficient to pay the death benefit (if the participant dies any time before age 100) and (b) an additional gross-up amount sufficient to pay taxes caused by the distribution of the insurance contract and the additional amount.

We also maintain term life insurance policies for certain NEOs as follows: Mr. Mezger $400,000, Mr. Barnard $750,000, and Masuda $750,000.

The following tables illustrate payments we may be required to make under various employment termination and change-in-control scenarios. The tables assume that the employment termination or change-in-control occurred November 30, 2007, at which time the closing price of our common stock was $20.89.

Post-Employment Payments — Mr. Mezger

Executive					Involuntary				Change in
Payments and					Termination				Control With
Benefits upon					Without Cause/		Change in		Termination
Termination			Involuntary		Termination		Control		for Good
or Change	Voluntary		Termination		for Good		Without		Reason or
in Control	Termination		for Cause		Reason		Termination		Without Cause		Death		Disability
Compensation

Severance	$0		$0		$6,000,000	(a)	$0		$12,000,000	(b)	$0		$0

Long-term Incentives

Cash LTI Awards (c)

- UPP - 10	97,500		97,500		97,500		750,000		750,000		750,000		750,000

- UPP - 11	0		0		0		1,000,000		1,000,000		666,667		666,667

Acceleration of Unvested Equity (d)

- Restricted Stock	0		0		0		3,269,139		3,269,139		0		0

- Performance Shares	0		0		1,552,168	(e)	1,552,168	(e)	1,552,168	(e)	0		0

- Phantom Shares	0		0		1,182,097		1,182,097		1,182,097		0		0

Vested Equity (d)

- Stock Options	3,553,714		3,553,714		3,553,714		3,553,714		3,553,714		3,553,714		3,553,714

Benefits & Perquisites

Retirement Plan	6,548,847	(f)	6,548,847	(f)	6,548,847	(f)	7,535,751	(g)	7,535,751	(g)	6,548,847	(f)	6,548,847	(f)

Vested Deferred Compensation	297,002	(h)	297,002	(h)	297,002	(h)	0		297,002	(h)	297,002	(h)	297,002	(h)

Death Benefit Only Plan	0		0		0		903,305	(i)	903,305	(i)	1,724,404	(j)	0

Term Life Insurance	0		0		0		0		0		400,000		0

Outplacement	0		0		20,000	(k)	0		0		0		0

Health Benefits	0		0		50,869	(l)	0		50,869	(l)	0		0

Credited Vacation Benefits (m)	76,923		76,923		76,923		0		76,923		76,923		76,923

Total	$10,573,986		$10,573,986		$19,379,120		$19,746,174		$32,170,968		$14,017,557		$11,893,153

(a)	Severance based on a multiple of two times current annual base salary plus average bonus earned for fiscal years ending November 30, 2006, November 30, 2005 and November 30, 2004, with benefit capped at $6,000,000, as provided by Mr. Mezger’s Employment Agreement.

(b)	Severance based on a multiple of three times current annual base salary plus average bonus earned for fiscal years ending November 30, 2006, November 30, 2005 and November 30, 2004, with benefit capped at $12,000,000, as provided by Mr. Mezger’s Employment Agreement.

(c)	Assumes awards paid at target performance levels for a change in control. For death and disability, amounts reflect a pro-rated target payment based on the number of months the award is outstanding. “UPP-10” represents UPP performance units granted for the fiscal 2005-2007 performance period, which ended on November 30, 2007. “UPP-11” represents UPP performance units granted for the fiscal 2006-2008 performance period, which ends on November 30, 2008.

(d)	Equity awards valued using closing price of $20.89 as of November 30, 2007. Phantom share values include accrued dividends on awards.

(e)	Assumes payout of 133.60% of target award plus reinvested dividends in accordance with the total stockholder return calculation specified in the award agreement for the performance shares.

(f)	Reflects present values of accrued benefit as of November 30, 2007 using an annual discount rate of six percent (consistent with Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (“SFAS 87”) valuations). Benefits are assumed to commence at earliest benefit commencement date.

(g)	Assumes lump sum payout of accrued benefit on a change in control using a 4.89% Applicable Federal Rate (“AFR”) discount rate as provided in the plan.

(h)	Deferred compensation balances include deferrals and earnings of Mr. Mezger’s base salary in the amount of $141,774.

(i)	Values are estimated based on cash surrender values of life insurance policies as of January 28, 2008 of $429,845 plus expected payments to fund policies to maturity of $77,406 and income tax gross-ups of $396,054.

(j)	Mr. Mezger’s beneficiaries would be entitled to receive an estimated death benefit of $1,724,404 ($1,000,000 plus $724,404 gross-up for income taxes) upon his death. The present value of the benefit as of November 30, 2007 is estimated as $444,156 using a six percent discount factor and the Group Annuity Mortality (“GAM”) 83 (male) tables for life expectancy (consistent with rates and mortality tables used for Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS 106”) valuations).

(k)	This benefit is not available if Mr. Mezger terminates his employment with us for good reason.

(l)	Assumes payment by us of 24 months of medical, dental and vision benefits using current COBRA rates of $2,120 per month.

(m)	Assumes payout of 160 hours of vacation benefits. This benefit is described under the heading “Benefits” on pages 32-33 above.

Post-Employment Payments — Mr. Cecere

Executive					Involuntary				Change in
Payments and					Termination				Control With
Benefits upon					Without Cause/		Change in		Termination
Termination			Involuntary		Termination		Control		for Good
or Change	Voluntary		Termination		for Good		Without		Reason or
in Control	Termination		for Cause		Reason		Termination		Without Cause		Death		Disability
Compensation

Severance	$0		$0		$3,464,000	(a)	$0		$3,327,889	(b)	$0		$0

Long-term Incentives

Cash LTI Awards (c)

- UPP - 10	38,500		38,500		38,500		350,000		350,000		350,000		350,000

- UPP - 11	0		0		0		300,000		300,000		200,000		200,000

Acceleration of Unvested Equity (d)

- Restricted Stock	0		0		0		222,792		222,792		0		0

- Phantom Shares	0		0		0		543,798		543,798		0		0

Benefits & Perquisites

Retirement Plan	1,455,299	(e)	1,455,299	(e)	1,455,299	(e)	1,674,611	(f)	1,674,611	(f)	1,455,299	(e)	1,455,299	(e)

Death Benefit Only Plan	0		0		0		1,303,002	(g)	1,303,002	(g)	1,724,404	(h)	0

Outplacement	0		0		20,000		0		0		0		0

Health Benefits	0		0		37,536	(i)	0		0		0		0

Credited Vacation Benefits (j)	46,154		46,154		46,154		0		46,154		46,154		46,154

Total	$1,539,953		$1,539,953		$5,061,489		$4,394,203		$7,768,246		$3,775,857		$2,051,453

(a)	Severance based on a multiple of two times current annual base salary plus average bonus paid (including bonuses paid in equity) for fiscal years ending November 30, 2006, November 30, 2005 and November 30, 2004, as provided by the Executive Severance Plan.

(b)	Severance based on a multiple of two times average annual base salary plus average bonus paid (including bonuses paid in equity) for fiscal years ending November 30, 2006, November 30, 2005 and November 30, 2004, as provided by the CIC Plan.

(c)	Assumes awards paid at target performance levels for a change in control. For death and disability, amounts reflect a pro-rated target payment based on the number of months the award is outstanding.

(d)	Equity awards valued using closing price of $20.89 as of November 30, 2007. Phantom share values include accrued dividends on awards.

(e)	Reflects present values of accrued benefit as of November 30, 2007 using an annual discount rate of six percent (consistent with SFAS 87 valuations). Benefits are assumed to commence at earliest benefit commencement date.

(f)	Assumes lump sum payout of accrued benefit paid upon a change in control using a 4.89% AFR discount rate as provided in the plan.

(g)	Values are estimated based on cash surrender values of life insurance policies as of January 28, 2008 of $498,169 plus expected payments to fund policies to maturity of $233,532 and income tax gross-ups of $571,301.

(h)	Mr. Cecere’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,724,404 ($1,000,000 benefit plus $724,404 gross-up for income taxes).

(i)	Assumes monthly contributions by us for medical, dental and vision benefits in the amount of $1,564 per month for 24 months.

(j)	Assumes payout of 160 hours of vacation benefits. This benefit is described under the heading “Benefits” on pages 32-33 above.

Post-Employment Payments — Mr. Hollinger

					Involuntary				Change in
Executive Payments					Termination				Control With
and Benefits					Without Cause/		Change in		Termination
upon Termination			Involuntary		Termination		Control		for Good
or Change	Voluntary		Termination		for Good		Without		Reason or
in Control	Termination		for Cause		Reason		Termination		Without Cause		Death		Disability
Compensation

Severance	$0		$0		$2,202,667	(a)	$0		$2,084,689	(b)	$0		$0

Long-term Incentives

Cash LTI Awards (c)

- UPP - 10	33,000		33,000		33,000		300,000		300,000		300,000		300,000

- UPP - 11	0		0		0		300,000		300,000		200,000		200,000

Acceleration of Unvested Equity (d)

- Restricted Stock	0		0		0		52,225		52,225		0		0

- Phantom Shares	0		0		0		425,216		425,216		0		0

Benefits & Perquisites

Retirement Plan	1,400,596	(e)	1,400,596	(e)	1,400,596	(e)	1,622,859	(f)	1,622,859	(f)	1,400,596	(e)	1,400,596	(e)

Vested Deferred Compensation	1,715,258	(g)	1,715,258	(g)	1,715,258	(g)	0		1,715,258	(g)	1,715,258	(g)	1,715,258	(g)

Death Benefit Only Plan	0		0		0		822,829	(h)	822,829	(h)	1,724,404	(i)	0

Outplacement	0		0		20,000		0		0		0		0

Health Benefits	0		0		22,056	(j)	0		0		0		0

Total	$3,148,854		$3,148,854		$5,393,577		$3,523,129		$7,323,076		$5,340,258		$3,615,854

(a)	Severance based on a multiple of two times current annual base salary plus average bonus paid (including bonuses paid in equity) for fiscal years ending November 30, 2006, November 30, 2005 and November 30, 2004, as provided by the Executive Severance Plan.

(b)	Severance based on a multiple of two times average annual base salary plus average bonus paid (including bonuses paid in equity) for fiscal years ending November 30, 2006, November 30, 2005 and November 30, 2004, as provided by the CIC Plan.

(c)	Assumes awards paid at target performance levels for a change in control. For death and disability, amounts reflect a pro-rated target payment based on the number of months the award is outstanding.

(d)	Equity awards valued using closing price of $20.89 as of November 30, 2007. Phantom share values include accrued dividends on awards.

(e)	Reflects present values of accrued benefit as of November 30, 2007 using an annual discount rate of six percent (consistent with SFAS 87 valuations). Benefits are assumed to commence at earliest benefit commencement date.

(f)	Assumes lump sum payout of accrued benefit paid upon a change in control using a 4.89% AFR discount rate as provided in the plan.

(g)	Deferred compensation balances include deferrals and earnings of Mr. Hollinger’s base salary and bonus in the amount of $1,413,221.

(h)	Values are estimated based on cash surrender values of life insurance policies as of January 28, 2008 of $404,479 plus expected payments to fund policies to maturity of $57,580 and income tax gross-ups of $360,770.

(i)	Mr. Hollinger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,724,404 ($1,000,000 benefit plus $724,404 gross-up for income taxes) upon his death. The present value of the benefits as of November 30, 2007 is approximated as $388,050 using a six percent discount rate and the GAM 83 (male) tables for life expectancy (consistent with rates and mortality tables used for SFAS 106 valuations).

(j)	Assumes monthly contributions by us for medical, dental and vision benefits in the amount of $919 per month for 24 months.

Post-Employment Payments — Mr. Barnard

Executive					Involuntary				Change in
Payments and					Termination				Control With
Benefits upon					Without Cause/				Termination
Termination			Involuntary		Termination		Change in		for Good
or Change	Voluntary		Termination		for Good		Control Without		Reason or
in Control	Termination		for Cause		Reason		Termination		Without Cause		Death		Disability
Compensation

Severance	$0		$0		$870,000	(a)	$0		$2,750,022	(b)	$0		$0

Long-term Incentives

Cash LTI Awards (c)

- UPP - 10	0		0		0		300,000		300,000		300,000		300,000

- UPP - 11	0		0		0		325,000		325,000		216,667		216,667

Acceleration of Unvested Equity (d)

- Restricted Stock	0		0		0		41,780		41,780		0		0

- Phantom Shares	0		0		0		373,474		373,474		0		0

Benefits & Perquisites

Retirement Plan	0		0		0		1,343,291	(e)	1,343,291	(e)	0		0

Vested Deferred Compensation	391,468	(f)	391,468	(f)	391,468	(f)	0		391,468	(f)	391,468	(f)	391,468	(f)

Term Life Insurance	0		0		0		0		0		750,000		0

Outplacement	0		0		20,000		0		0		0		0

Health Benefits	0		0		16,704	(g)	0		0		0		0

280G Tax Gross-up	N/A		N/A		N/A		0		1,404,543	(h)	N/A		N/A

Total	$391,468		$391,468		$1,298,172		$2,383,545		$6,929,578		$1,658,135		$908,135

(a)	Severance based on a multiple of one times current annual base salary plus average bonus paid (including bonuses paid in equity) for fiscal years ending November 30, 2006, November 30, 2005 and November 30, 2004, as provided by the Executive Severance Plan. Mr. Barnard’s average bonus has been capped under the terms of the plan at $580,000, which is two times his annual base salary.

(b)	Severance based on a multiple of two times average annual base salary plus average bonus paid (including bonuses paid in equity) for fiscal years ending November 30, 2006, November 30, 2005 and November 30, 2004, as provided by the CIC Plan.

(c)	Assumes awards paid at target performance levels for a change in control. For death and disability, amounts reflect a pro-rated target payment based on the number of months the award is outstanding.

(d)	Equity awards valued using closing price of $20.89 as of November 30, 2007. Phantom share values include accrued dividends on awards.

(e)	Reflects present values of accrued benefit as of November 30, 2007 using an annual discount rate of six percent (consistent with SFAS 87 valuations). Benefits are assumed to commence at earliest benefit commencement date. Mr. Barnard has not elected a lump sum payout upon the a change in control.

(f)	Deferred compensation balances include deferrals and earnings of Mr. Barnard’s base salary and bonus in the amount of $376,004.

(g)	Assumes monthly contributions by us for medical, dental and vision benefits in the amount of $1,392 per month for twelve months.

(h)	Under the CIC Plan, if payments are subject to excise taxes under IRC Section 4999, we will pay Mr. Barnard an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had been applied. The following major assumptions were used: (a) stock options assumed cashed out based upon assumed value of $20.89 less option exercise price, and other equity awards were valued assuming a fair market value of $20.89; and (b) payments for accelerated vesting of time based equity and Retirement Plan payouts valued using Treas. Reg. Section 1.280G-1 Q&A 24(c).

Post-Employment Payments — Mr. Masuda

Executive			Involuntary			Change in
Payments and			Termination			Control With
Benefits upon			Without Cause/		Change in	Termination
Termination		Involuntary	Termination		Control	for Good
or Change	Voluntary	Termination	for Good		Without	Reason or
in Control	Termination	for Cause	Reason		Termination	Without Cause		Death	Disability
Compensation

Severance	$0	$0	$729,583	(a)	$0	$705,174	(b)	$0	$0

Long-term Incentives

Cash LTI Awards (c)

- UPP - 10	5,500	5,500	5,500		50,000	50,000		50,000	50,000

- UPP - 11	0	0	0		100,000	100,000		66,667	66,667

Acceleration of Unvested Equity (d)

- Restricted Stock	0	0	0		41,780	41,780		0	0

- Phantom Shares	0	0	0		268,697	268,697		0	0

Benefits & Perquisites

Term Life Insurance	0	0	0		0	0		750,000	0

Outplacement	0	0	20,000		0	0		0	0

Health Benefits	0	0	18,000	(e)	0	0		0	0

Total	$5,500	$5,500	$773,083		$460,477	$1,165,651		$866,667	$116,667

(a)	Severance based on a multiple of one times current annual base salary plus average bonus paid (including bonuses paid in equity) for fiscal years ending November 30, 2006, November 30, 2005 and November 30, 2004, as provided by the Executive Severance Plan.

(b)	Severance based on a multiple of one times average annual base salary plus average bonus paid (including bonuses paid in equity) for fiscal years ending November 30, 2006, November 30, 2005 and November 30, 2004, as provided by the CIC Plan.

(c)	Assumes awards paid at target performance levels for a change in control. For death and disability, amounts reflect a pro-rated target payment based on the number of months the award is outstanding.

(d)	Equity awards valued using closing price of $20.89 as of November 30, 2007. Phantom share values include accrued dividends on awards.

(e)	Assumes monthly contributions by us for medical, dental and vision benefits in the amount of $1,500 per month for twelve months.

Audit and Compliance Committee Report

The Audit and Compliance Committee of the Board of Directors acts under a written charter.

Under its charter, the Audit and Compliance Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of the Company’s financial reporting process and practices, and its internal control over financial reporting. Management is primarily responsible for the Company’s financial statements, the reporting process and assurance for the adequacy of the internal control over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting, and for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles used in the United States and the adequacy of the Company’s internal control over financial reporting.

In this context, the Audit and Compliance Committee has reviewed and discussed with management and Ernst & Young LLP the Company’s audited financial statements. The Audit and Compliance Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit and Compliance Committee has received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.

The Audit and Compliance Committee has also reviewed management’s fiscal year 2007 documentation, testing and evaluation of the adequacy of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations, and has been apprised by both management and Ernst & Young LLP on management’s processes and activities in this regard. Following the conclusion of fiscal year 2007, management reviewed with the Audit and Compliance Committee its report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the reviews, reports and discussions referred to above, the Audit and Compliance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007, for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the members of the Audit and Compliance Committee:

Mr. Michael G. McCaffery, Chairman
Mr. Ronald W. Burkle
Mr. Timothy W. Finchem
Ms. Melissa Lora
Mr. Luis G. Nogales

Independent Auditor Fees and Services

Auditor Fees and Services in Our 2007 and 2006 Fiscal Years

Ernst & Young LLP served as our independent registered public accounting firm for our 2007 and 2006 fiscal years. Services provided by Ernst & Young LLP and related fees in each of our last two fiscal years were as follows:

	Fiscal Year Ended
	(in thousands)
	2007	2006
Audit Fees	$1,317	$1,523

Audit-Related Fees	31	674

Tax Fees	25	50

All Other Fees	0	0

Total Fees	$1,373	$2,247

Audit fees include audits of our financial services subsidiary and audit services performed in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees in our 2006 fiscal year included statutory audits for Kaufman & Broad S.A., our publicly-traded French subsidiary. We sold our entire interest in Kaufman & Broad S.A. in our 2007 fiscal year.

In our 2007 and 2006 fiscal years, audit-related fees included 401(k) Savings Plan audits and accounting consultations. In our 2006 fiscal year, audit-related fees also included services related to the Review.

Tax fees in our 2007 and 2006 fiscal years include fees for review of our federal income tax return, as well as several state income tax returns.

Auditor Services Pre-Approval Policy

In 2003, the Audit Committee approved a policy concerning the pre-approval of audit and permitted non-audit services to be provided by the principal independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all services Ernst & Young LLP provides to us, including audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Audit Committee Chair has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The Audit Committee approved all audit and permitted non-audit services provided by Ernst & Young LLP during our 2007 fiscal year.

Other Matters

Certain Relationships and Related Party Transactions

Per its charter, the Nominating/Governance Committee must review and approve or ratify, as applicable, any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we participate and in which a director, a director nominee, an executive officer or a beneficial owner of five percent or more of our common stock (or, in each case, an Immediate Family Member thereof) had or will have a direct or indirect material interest (a “Covered Transaction”), except as provided below or as otherwise determined by the Board. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, executive officer or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner.

All Covered Transactions are subject to approval or ratification by the Nominating/Governance Committee in accordance with the following procedures:

•	the Nominating/Governance Committee will approve or ratify a Covered Transaction if, based on a review of all material facts of the transaction and feasible alternatives, the Nominating/Governance Committee deems the transaction to be in our and our stockholders’ best interests.

•	no director who has a direct or indirect material interest in a Covered Transaction will be included in any consideration of, or in any approval or ratification of, the transaction, provided that each such director will supply to the Nominating/Governance Committee or to the Board, as appropriate, all material information about the transaction.

•	the Nominating/Governance Committee will consider Covered Transactions for approval or ratification at each regularly scheduled Nominating/Governance Committee meeting, or as circumstances otherwise require, and will annually review any ongoing Covered Transaction approved or ratified hereunder to assess if the transaction remains appropriate under the terms hereof. The Nominating/Governance Committee may establish guidelines for our management to follow with respect to any ongoing Covered Transactions.

•	the Nominating/Governance Committee will oversee, as appropriate, our disclosure of Covered Transactions as required by federal securities laws.

•	the Nominating/Governance Committee has reviewed the following Covered Transactions and determined that each of these transactions will be deemed to be pre-approved or ratified (as applicable) by the Nominating/Governance Committee:

•	any transaction in which the total amount involved is equal to or less than $120,000;

•	the employment and compensation (a) of a director or executive officer if the individual’s compensation is reported in our annual proxy statement, or (b) of any other executive officer who is not an Immediate Family Member of one of the foregoing individuals or a director nominee if such executive officer’s compensation was approved, or recommended for approval, by the Compensation Committee;

•	any transaction that would not (a) need to be reported under federal securities laws, (b) be deemed to impair a director’s independence under our Corporate Governance Principles and (c) be deemed to be a conflict of interest under our Ethics Policy; and

•	any transaction where an individual’s interest therein arises solely from ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

The Nominating/Governance Committee has determined that there were no Covered Transactions during our 2007 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during our 2007 fiscal year under Section 16(a) of the Securities Exchange Act, as amended, were filed on a timely basis by our reporting persons.

Other Business

The Board knows of no business other than that described in this Proxy Statement that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, shares of our common stock represented by valid proxies will be voted on such matters in accordance with the best judgment of the persons named as proxies on the proxy cards for the Annual Meeting, or their duly authorized designees.

Stockholder Proposals for Our 2009 Annual Meeting of Stockholders

For inclusion in the Proxy Statement and form of proxy for our 2009 Annual Meeting of Stockholders, we must receive no later than November 5, 2008 any proposal of a stockholder intended to be presented at that meeting. Further, the Board-designated proxies for our 2009 Annual Meeting of Stockholders will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide us with written notice of the proposal on or prior to January 19, 2009.

By Order of the Board of Directors,

Wendy C. Shiba
Executive Vice President, General Counsel and
Corporate Secretary

Los Angeles, California

KB HOME
10990 WILSHIRE BOULEVARD
LOS ANGELES, CALIFORNIA 90024
kbhome.com     888-KB-HOMES

As part of KB Home’s commitment to sustainability and the responsible use of natural resources, this report has been printed on paper certified by the Forest Stewardship Council (FSC). This certification supports the development of responsible forest management worldwide by adhering to strict standards for paper sources. The wood in this paper comes from FSC-certified well-managed forests, company-controlled sources and/or recycled material.

PROXY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 3, 2008
CONFIDENTIAL INSTRUCTIONS TO FIDELITY MANAGEMENT TRUST COMPANY
TRUSTEE FOR THE KB HOME 401(k) SAVINGS PLAN
PROXY SOLICITED BY THE BOARD OF DIRECTORS
Receipt of proxy material for the above Annual Meeting is acknowledged. I instruct you to vote (in person or by proxy) all shares of Common Stock of KB Home (the “Company”) held by you for my account under the Company’s Amended and Restated 401(k) Savings Plan at the Company’s Annual Meeting of Stockholders to be held on April 3, 2008, and at all adjournments or postponements thereof, on the matters as indicated on the reverse side of this card. If this card is signed and returned, but no choice is specified, I instruct you to vote this proxy FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4, if properly presented at the Annual Meeting, and on such other business as may come before the Annual Meeting in accordance with the judgment of Jeffrey T. Mezger and Wendy C. Shiba, and each of them, as proxies with full power of substitution and revocation.
PLEASE MARK, DATE AND SIGN THESE INSTRUCTIONS AND RETURN THEM PROMPTLY, OR SUBMIT THESE INSTRUCTIONS BY TELEPHONE OR THE INTERNET AS INDICATED ON THE REVERSE SIDE OF THIS CARD, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲Detach here from proxy voting card▲
ANNUAL MEETING OF STOCKHOLDERS APRIL 3, 2008
Dear Fellow Employee:
As a reminder, your vote and your investment in KB Home are very important. If you intend to vote by mail, please complete and return your Confidential Instruction Card for tabulation by no later than March 29, 2008 to ensure that your vote is counted.
Jeffrey T. Mezger
President and Chief Executive Officer
[Note: This proxy card is printed with a green color band]

Mark here for address change or comments.	☐
PLEASE SEE REVERSE SIDE

YOUR DIRECTORS RECOMMEND A VOTE “FOR”

1.	ELECTION OF DIRECTORS

		FOR	AGAINST	ABSTAIN
01	STEPHEN F. BOLLENBACH	☐	☐	☐

02	TIMOTHY W. FINCHEM	☐	☐	☐

03	J. TERRENCE LANNI	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS KB HOME’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING NOVEMBER 30, 2008.	☐	☐	☐

YOUR DIRECTORS RECOMMEND A VOTE “AGAINST”

		FOR	AGAINST	ABSTAIN
3.	STOCKHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	STOCKHOLDER PROPOSAL RELATING TO STOCKHOLDER APPROVAL OF SEVERANCE AGREEMENTS.	☐	☐	☐
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1 and 2, and AGAINST proposals 3 and 4, if properly presented at the annual meeting.

Signature(s)	Date	, 2008

Note: Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Joint owners should sign.

▲Detach here from proxy voting card▲
Vote by Telephone, by Internet or by Mail
Telephone and Internet voting are available 24 hours a day, 7 days a week through 11:59 p.m.
Eastern Daylight Time on the day prior to annual meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Internet http://www.proxyvoting.com/kbh-sp Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by telephone or by Internet, you
do NOT need to mail back your proxy card.
You may access and download copies of our Annual Report, our 2007 Report on Form 10-K and our 2008
Proxy Statement from our website at http://www.kbhome.com/investor/proxy.

PROXY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 3, 2008
PROXY SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints Jeffrey T. Mezger and Wendy C. Shiba, and each of them, as proxies with full power of substitution and revocation, to vote all of the shares of KB Home Common Stock the undersigned is entitled to vote at the KB Home Annual Meeting of Stockholders to be held on April 3, 2008, or at any adjournment or postponement thereof, on the Proposals as indicated on the reverse side of this Proxy Card, and upon such other business as may properly come before the meeting or any adjournment or postponement thereof in accordance with their judgement.
Please mark, date and sign this Proxy Card and return it promptly, or vote by telephone or the Internet as indicated on the reverse side of this Proxy Card, even if you plan to attend the Annual Meeting.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲Detach here from proxy voting card▲
[Note: This proxy card does not have any color band]

Mark here for address change or comments.	☐
PLEASE SEE REVERSE SIDE

YOUR DIRECTORS RECOMMEND A VOTE “FOR”

1.	ELECTION OF DIRECTORS

		FOR	AGAINST	ABSTAIN
01	STEPHEN F. BOLLENBACH	☐	☐	☐

02	TIMOTHY W. FINCHEM	☐	☐	☐

03	J. TERRENCE LANNI	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS KB HOME’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING NOVEMBER 30, 2008.	☐	☐	☐

YOUR DIRECTORS RECOMMEND A VOTE “AGAINST”

		FOR	AGAINST	ABSTAIN
3.	STOCKHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	STOCKHOLDER PROPOSAL RELATING TO STOCKHOLDER APPROVAL OF SEVERANCE AGREEMENTS.	☐	☐	☐
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1 and 2, and AGAINST proposals 3 and 4, if properly presented at the annual meeting.

Signature(s)	Date	, 2008

Note: Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Joint owners should sign.

▲Detach here from proxy voting card▲
Vote by Telephone, by Internet or by Mail
Telephone and Internet voting are available 24 hours a day, 7 days a week through 11:59 p.m.
Eastern Daylight Time on the day prior to annual meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Internet http://www.proxyvoting.com/kbh Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by telephone or by Internet, you
do NOT need to mail back your proxy card.
You may access and download copies of our Annual Report, our 2007 Report on Form 10-K and our 2008
Proxy Statement from our website at http://www.kbhome.com/investor/proxy.

PROXY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 3, 2008
CONFIDENTIAL INSTRUCTIONS TO WACHOVIA BANK, N.A.
TRUSTEE FOR THE KB HOME GRANTOR STOCK TRUST
PROXY SOLICITED BY THE BOARD OF DIRECTORS
With respect to the voting at the Annual Meeting of Stockholders of KB Home (the “Company”) to be held on April 3, 2008, or any adjournment or postponement thereof, the undersigned participant in the Company’s employee stock option plans hereby directs Wachovia Bank, N.A., as Trustee of the Company’s Grantor Stock Trust, to vote all of the shares for which the undersigned is entitled to direct the vote under the Grantor Stock Trust in accordance with the following instructions:
THE VOTES THAT THE UNDERSIGNED IS ENTITLED TO DIRECT UNDER THE COMPANY’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
PLEASE MARK, DATE AND SIGN THESE INSTRUCTIONS AND RETURN THEM PROMPTLY, OR SUBMIT THESE INSTRUCTIONS BY TELEPHONE OR THE INTERNET AS INDICATED ON THE REVERSE SIDE OF THIS CARD, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲Detach here from proxy voting card▲
ANNUAL MEETING OF STOCKHOLDERS APRIL 3, 2008
Dear Fellow Employee:
As a reminder, your vote and your investment in KB Home are very important. If you intend to vote by mail, please complete and return your Confidential Instruction Card for tabulation by no later than March 29, 2008 to ensure that your vote is counted.
Jeffrey T. Mezger
President and Chief Executive Officer
[Note: This proxy card is printed with a red color band]

Mark here for address change or comments.	☐
PLEASE SEE REVERSE SIDE

YOUR DIRECTORS RECOMMEND A VOTE “FOR”

1.	ELECTION OF DIRECTORS

		FOR	AGAINST	ABSTAIN
01	STEPHEN F. BOLLENBACH	☐	☐	☐

02	TIMOTHY W. FINCHEM	☐	☐	☐

03	J. TERRENCE LANNI	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS KB HOME’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING NOVEMBER 30, 2008.	☐	☐	☐

YOUR DIRECTORS RECOMMEND A VOTE “AGAINST”

		FOR	AGAINST	ABSTAIN
3.	STOCKHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	STOCKHOLDER PROPOSAL RELATING TO STOCKHOLDER APPROVAL OF SEVERANCE AGREEMENTS.	☐	☐	☐
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1 and 2, and AGAINST proposals 3 and 4, if properly presented at the annual meeting.

Signature(s)	Date	, 2008

Note: Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Joint owners should sign.

▲Detach here from proxy voting card▲
Vote by Telephone, by Internet or by Mail
Telephone and Internet voting are available 24 hours a day, 7 days a week through 11:59 p.m.
Eastern Daylight Time on the day prior to annual meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Internet http://www.proxyvoting.com/kbh-gst Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by telephone or by Internet, you
do NOT need to mail back your proxy card.
You may access and download copies of our Annual Report, our 2007 Report on Form 10-K and our 2008
Proxy Statement from our website at http://www.kbhome.com/investor/proxy.